Exhibit 10.2
***** PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE OMISSIONS HAVE BEEN INDICATED BY ASTERISKS (“*****”), AND THE OMITTED TEXT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
Standard Form of Agreement Between
Owner and Design-Builder — Lump Sum
This document has important legal consequences. Consultation with an attorney is recommended with respect to its completion or modification.
          This AGREEMENT is made as of the 26th day of August in the year of 2005, by and between the following parties, for services in connection with the Project identified below.
OWNER:
(Name and address)
US Bio Albert City, LLC
2356 510 Street
Albert City, IA 50510
DESIGN-BUILDER:
(Name and address)
Fagen, Inc.
501 W. Highway 212
P. O. Box 159
Granite Falls, MN 56241
PROJECT:
(Include Project name and location
as it will appear in the Contract
Documents)
100 MGY Dry Grind Ethanol Plant

In consideration of the mutual covenants and obligations contained herein, Owner and Design-Builder agree as set forth herein.
Article 1
Scope of Work
1.1 Design-Builder shall perform all design and construction services, and provide all material, equipment, tools and labor, necessary to complete the Work described in and reasonably inferable from the Contract Documents.
Article 2
Contract Documents
2.1 The Contract Documents are comprised of the following:
.1	All written modifications, amendments and change orders to this Agreement issued in accordance with DBIA Document No. 535, Standard Form of General Conditions of Contract Between Owner and Design-Builder (1998 Edition) (“General Conditions of Contract”);

.2	This Agreement, including all exhibits and attachments, executed by Owner and Design-Builder, said Exhibits being:
Exhibit A – Performance Guarantee Criteria – (2) Pages;
Exhibit B – General Project Scope – (3) Pages;
Exhibit C –Owner’s Responsibilities – (6) Pages;
Exhibit D – License Agreement. – (6) Pages;
Exhibit E – Start-up Services to be Provided to Owner – (1) Page.
.3	Written Supplementary Conditions, consisting of three pages, to the General Conditions of Contract;

.4	The General Conditions of Contract; and

.5	Preliminary Construction Documents prepared by Design-Builder.
Article 3
Interpretation and Intent
3.1 The Contract Documents are intended to permit the parties to complete the Work and all obligations required by the Contract Documents within the Contract Time(s) for the Contract Price. The Contract Documents are intended to be complementary and interpreted in harmony so as to avoid conflict, with words and phrases interpreted in a manner consistent with construction and design industry standards. In the event of any inconsistency, conflict, or ambiguity between or among the Contract Documents, the Contract Documents shall take precedence in the order in which they are listed in Section 2.1 hereof.
3.2 Terms, words and phrases used in the Contract Documents, including this Agreement, shall have the meanings given them in the Supplementary Conditions and General Conditions of Contract.

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Between Owner and Design-Builder — Lump Sum
© 1998 Design-Build Institute of America

3.3 The Contract Documents form the entire agreement between Owner and Design-Builder and by incorporation herein are as fully binding on the parties as if repeated herein. The Contract Documents supercede any prior letters of intent between the parties, and such letters of intent are now null and void. No oral representations or other agreements have been made by the parties except as specifically stated in the Contract Documents.
Article 4
Ownership of Work Product
4.1 Work Product. All drawings, specifications and other documents and electronic data furnished by Design-Builder to Owner under this Agreement (“Work Product”) are deemed to be instruments of service and Design-Builder shall retain the ownership and property interests therein, including the copyrights thereto.
4.2 Owner’s Limited License Upon Payment in Full. Upon Owner’s payment in full for all Work performed under the Contract Documents, Design-Builder shall vest in Owner a limited license to use the Work Product in connection with Owner’s occupancy and repair of the Project and Design-Builder shall provide Owner with a copy of the “as built” plans, conditioned on Owner’s express understanding that its use of the Work Product and its acceptance of the “as built” plans is at Owner’s sole risk and without liability or legal exposure to Design-Builder or anyone working by or through Design-Builder, including Design Consultants of any tier (collectively the “Indemnified Parties”), provided, however, that any performance guarantees and warranties (of equipment or otherwise) shall remain in effect according to the terms of this Agreement. Owner shall be entitled to use the Work Product for the purpose relating to this Project, but shall not be entitled to use the Work Product on any other projects, including expansion of this Project. The limited license to use the Work Product granted herein by Design-Builder to Owner shall be governed by and construed in accordance with the same terms and provisions contained in the License Agreement between Owner and ICM, attached hereto as Exhibit D and incorporated herein by reference thereto, except (i) references in such License Agreement to ICM and Proprietary Property shall refer to Design-Builder and Work Product, respectively, (ii) the laws of the State of Minnesota shall govern such limited license, and (iii) the arbitration provisions contained in Article 10 of the General Conditions shall apply to any breach or threatened breach of Owner’s duties or obligations under such limited license other than Design-Builder shall have the right to seek injunctive relief in a court of competent jurisdiction against Owner or its Representatives for any such breach or threatened breach. Design-Builder is utilizing certain proprietary property and information of ICM, Inc., a Kansas corporation (“ICM”), in the design and construction of the Project, and Design-Builder may incorporate proprietary property and information of ICM into the Work Product. Owner’s use of the proprietary property and information of ICM shall be governed by the terms and provisions of the License Agreement between Owner and ICM, attached hereto as Exhibit D, to be executed by such parties in connection with the execution of this Agreement. The preceding last three sentences of this paragraph also apply to Articles 4.3 and 4.4 below.
4.3 Owner’s Limited License Upon Owner’s Termination for Convenience or Design-Builder’s Election to Terminate. If Owner terminates the Project for its convenience as set forth in Article 8 hereof, or if Design-Builder elects to terminate this Agreement in accordance with Section 11.4 of the General Conditions of Contract, Design-Builder shall, then upon Owner’s payment in full of the amounts due Design-Builder under the Contract Documents, vest in Owner a limited license to use the Work Product to complete the Project and subsequently occupy and repair the Project, subject to the following:
.1	Use of the Work Product is at Owner’s sole risk without liability or legal exposure to any Indemnified Party; provided, however, that any “pass through” warranties regarding equipment or express warranties regarding equipment provided by this Agreement shall remain in effect according to their terms; and

.2	If the termination for convenience is by Owner or if Design-Builder elects to terminate this Agreement in accordance with Section 11.4 of the General Conditions of Contract, then Owner agrees to pay Design-Builder the additional sum of One Million Dollars

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Between Owner and Design-Builder — Lump Sum
© 1998 Design-Build Institute of America

($1,000,000.00) as compensation for the limited right to use the Work Product (completed “as is” on the date of termination) in accordance with this Article 4.
4.4 Owner’s Limited License Upon Design-Builder’s Default. If this Agreement is terminated due to Design-Builder’s default pursuant to Section 11.2 of the General Conditions of Contract and (i) it is determined that Design-Builder was in default and (ii) Owner has fully satisfied all of its obligations under the Contract Documents through the time of Design-Builder’s default, then Design-Builder shall grant Owner a limited license to use the Work Product in connection with Owner’s completion and occupancy and repair of the Project. This limited license is conditioned on Owner’s express understanding that its use of the Work Product is at Owner’s sole risk and without liability or legal exposure to any Indemnified Party; provided, however, that 0any “pass through” warranties regarding equipment or express warranties regarding equipment provided by this Agreement shall remain in effect according to their terms. This limited license would grant Owner the ability to repair the Project at Owner’s discretion.
4.5 Owner’s Indemnification for Use of Work Product. If Owner uses the Work Product under any of the circumstances identified in this Article 4, Owner shall defend, indemnify and hold harmless the Indemnified Parties from and against any and all claims, damages, liabilities, losses and expenses, including attorneys’ fees, arising out of or resulting from the use of the Work Product; provided, however, that any “pass through” warranties regarding equipment or express warranties regarding equipment provided by this Agreement shall remain in effect according to their terms.
Article 5
Contract Time
5.1 Date of Commencement. The Work shall commence within five (5) days of Design-Builder’s receipt of Owner’s written Notice to Proceed (“Date of Commencement”) unless the parties mutually agree otherwise in writing. The parties agree that a valid Owner’s Notice to Proceed cannot be given until: ***** In accordance with the above section 5.1(3), Design-Builder acknowledges that a valid Notice to Proceed was accepted on July 26, 2005. Notwithstanding the previous sentence, Design-Builder does not waive its right to enforce compliance with the foregoing provisions.
5.2 Substantial Completion and Final Completion
5.2.1 Substantial Completion of the entire Work shall be achieved no later than four hundred eighty-five (485) calendar days after the Date of Commencement.
5.2.2 Interim milestones and/or Substantial Completion of identified portions of the Work shall be achieved as follows: Owner shall provide the following within 90 days of Design-Builder’s receipt of Owner’s Notice to Proceed, as described in Section 5.1 of this Agreement:
     • Owner shall determine its water source and provide Design-Builder an independent analysis of the water source, and
     • Owner shall provide the name of its property/all risk insurance carrier and the specific requirements for fire protection.
The two bulleted requirements referred to above are further detailed in Exhibit C. The Scheduled Substantial Completion date will likewise be extended a corresponding amount of days for each day Owner exceeds the 90-day timeframe referred to above in Section 5.2.2.
5.2.3 Final Completion of the Work or identified portions of the Work shall be achieved as expeditiously as reasonably practicable.

DBIA Document No. 525 • Standard Form of Agreement	Page 4
Between Owner and Design-Builder — Lump Sum
© 1998 Design-Build Institute of America

5.2.4 All of the dates set forth in this Article 5 (“Contract Time(s)”) shall be subject to adjustment in accordance with the General Conditions of Contract. Specifically, if delays in the Contract Time occur because of delay in the delivery of materials or equipment that is beyond the control of Design-Builder, the Contract Time will be adjusted, without penalty to Design-Builder, pursuant to Sections 8.2.1 and 8.2.2 of the General Conditions of Contract.
5.3 Time is of the Essence. Owner and Design-Builder mutually agree that time is of the essence with respect to the dates and times set forth in the Contract Documents.
Article 6
Contract Price
6.1 Contract Price. Owner shall pay Design-Builder in accordance with Article 6 of the General Conditions of Contract the sum of Ninety-seven million, two hundred fifty thousand and 00/100 Dollars ($97,250,000.00) (“Contract Price”), subject to adjustments made in accordance with the General Conditions of Contract. The Contract Price is calculated on the basis of the use of non-union labor for construction of the Project, and the Contract Price may be subject to a price escalation if union labor is used for construction of the Project. Unless otherwise provided in the Contract Documents, the Contract Price is deemed to include all sales, use, consumer and other taxes mandated by applicable Legal Requirements.
6.2 Markups for Changes. The parties agree that changes shall not occur pursuant to Sections 9.4.1.3 or 9.4.1.4 of the General Conditions of Contract, but may occur pursuant to the other provisions therein.
Article 7
Procedure for Payment
7.0 Payment at Financial Close. As part of the Contract Price, Owner shall pay Design-Builder ***** as soon as allowed by its organizational documents, the Escrow Agreement and any other relevant agreements or laws (such payment to possibly occur prior to Financial Close) as a mobilization fee. Provided, however, that said payment, if not made earlier, shall be paid at Financial Close. Financial Close is defined as Owner executing final loan documents obtaining all necessary financing to construct the project and funds are available to pay disbursements. Said ***** Dollar payment shall be subject to the retainage as provided by Article 7.2.1.
7.1 Progress Payments
7.1.1 Design-Builder shall submit to Owner on the twenty-fifth ( 25th ) day of each month, beginning with the first month after the Date of Commencement, Design-Builder’s Application for Payment in accordance with Article 6 of the General Conditions of Contract.
7.1.2 Owner shall make payment within ten (10) days after Owner’s receipt of each properly submitted and accurate Application for Payment in accordance with Article 6 of the General Conditions of Contract, but in each case less the total of payments previously made, and less amounts properly withheld under Section 6.3 of the General Conditions of Contract.
7.2 Retainage on Progress Payments
7.2.1 Owner will retain ten percent ( 10%) of each payment provided, however, that when fifty percent (50%) of the Work ($48,625,000.00 aggregate payment) has been completed by Design-Builder, Owner will not retain any additional amounts from Design-Builder’s subsequent payments, unless there is less than $4,862,500.00 total retainage. Owner will also reasonably consider reducing retainage for Subcontractors completing their work early in the Project.

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Between Owner and Design-Builder — Lump Sum
© 1998 Design-Build Institute of America

7.2.2 Upon Substantial Completion of the entire Work or, if applicable, any portion of the Work, pursuant to Section 6.6 of the General Conditions of Contract, Owner shall release to Design-Builder all retained amounts relating, as applicable, to the entire Work or completed portion of the Work, less an amount equal to the reasonable value of all remaining or incomplete items of Work as noted in the Certificate of Substantial Completion, provided that such payment shall only be made if Design-Builder has met the Performance Guarantee Criteria listed in Exhibit A.
7.3 Final Payment. Design-Builder shall submit its Final Application for Payment to Owner in accordance with Section 6.7 of the General Conditions of Contract. Owner shall make payment on Design-Builder’s properly submitted and accurate Final Application for Payment within thirty (30) days after Owner’s receipt of the Final Application for Payment, provided that Design-Builder has satisfied the requirements for final payment set forth in Section 6.7.2 of the General Conditions of Contract and Design-Builder has met the Performance Guarantee Criteria listed in Exhibit A.
7.4 Interest. Payments which are due and unpaid by Owner to Design-Builder, whether progress payments or final payment, shall bear interest commencing five (5) days after payment is due at the rate of eighteen percent (18%) per annum.
7.5 Record Keeping and Finance Controls. With respect to changes in the Work performed on a cost basis by Design-Builder pursuant to the Contract Documents, Design-Builder shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management, using accounting and control systems in accordance with generally accepted accounting principles and as may be provided in the Contract Documents. During the performance of the Work and for a period of three (3) years after Final Payment, Owner and Owner’s accountants shall be afforded access from time to time, upon reasonable notice, to Design-Builder’s records, books, correspondence, receipts, subcontracts, purchase orders, vouchers, memoranda and other data relating to changes in the Work performed on a cost basis in accordance with the Contract Documents, all of which Design-Builder shall preserve for a period of three (3) years after Final Payment.
Article 8
Termination for Convenience
8.1 Upon ten (10) days’ written notice to Design-Builder, Owner may, for its convenience and without cause, elect to terminate this Agreement. In such event, Owner shall pay Design-Builder for the following:
.1	All Work executed, and for proven loss, cost or expense in connection with the Work;

.2	The reasonable costs and expenses attributable to such termination, including demobilization costs and amounts due in settlement of terminated contracts with Subcontractors and Design Consultants; and

.3	Overhead and profit margin in the amount of fifteen percent ( 15%) on the sum of items .1 and .2 above, except that overhead and profit shall not be due regarding amounts due in settlement of terminated contracts with subcontractors and design consultants.
8.2 In addition to the amounts set forth in Section 8.1 above, Design-Builder shall be entitled to receive all retainage withheld by Owner.
8.3 If Owner terminates this Agreement pursuant to Section 8.1 above and proceeds to design and construct the Project through its employees, agents or third parties, Owner’s rights to use the Work Product shall be as set forth in Section 4.3 hereof.

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Between Owner and Design-Builder — Lump Sum
© 1998 Design-Build Institute of America

Article 9
Representatives of the Parties
9.1 Owner’s Representatives
9.1.1 Owner designates the individual listed below as its Senior Representative (“Owner’s Senior Representative”), which individual has the authority and responsibility for avoiding and resolving disputes under Section 10.2.3 of the General Conditions of Contract: (Identify individual’s name, title, address and telephone numbers)
Steve Myers
Director and Vice President
US BioEnergy Corporation
111 Main Avenue, Suite 200
Brookings, SD 57006
(605) 696-3150
9.1.2 Owner designates the individual listed below as its Owner’s Representative, which individual has the authority and responsibility set forth in Section 3.4 of the General Conditions of Contract: (Identify individual’s name, title, address and telephone numbers)
Mike Malecha
Sr. Vice President
United Bio Energy (“UBE”)
2868 N. Ridge Road
Wichita, KS 67205
(316) 616-3530
9.2 Design-Builder’s Representatives
9.2.1 Design-Builder designates the individual listed below as its Senior Representative (“Design-Builder’s Senior Representative”), which individual has the authority and responsibility for avoiding and resolving disputes under Section 10.2.3 of the General Conditions of Contract: (Identify individual’s name, title, address and telephone numbers)
Roland “Ron” Fagen, CEO and President
501 W. Highway 212
P.O. Box 159
Granite Falls, MN 56241
Telephone: (320) 564-3324
9.2.2 Design-Builder designates the individual listed below as its Design-Builder’s Representative, which individual has the authority and responsibility set forth in Section 2.1.1 of the General Conditions of Contract: (Identify individual’s name, title, address and telephone numbers)
Aaron Fagen
Chief Operating Officer
501 W. Highway 212
P.O. Box 159
Granite Falls, MN 56241
Telephone: (320) 564-3324

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Between Owner and Design-Builder — Lump Sum
© 1998 Design-Build Institute of America

Article 10
Bonds and Insurance
10.1	Insurance. Design-Builder shall procure in accordance with Article 5 of the General Conditions of Contract the following insurance coverage: A certificate of insurance will be provided prior to starting construction. Policy limits shall be as follows:

Commercial General Liability:

General Aggregate	$2,000,000
Products-Comp/Op AGG	$2,000,000
Personal & Adv Injury	$1,000,000
Each Occurrence	$1,000,000
Fire Damage (Any one fire)	$50,000
Med Exp (Any one person)	$5,000

Automobile Liability:
Combined Single Limit	$1,000,000

Excess Liability – Umbrella Form
Each Occurrence	$20,000,000
Aggregate	$20,000,000

Workers Compensation and
Employers’ Liability:
Statutory Limits:
Each Accident	$1,000,000
Disease-Policy Limit	$1,000,000
Disease-Each Employee	$1,000,000

Contractor’s Professional Liability Coverage:
Per Claim	$5,000,000
Aggregate	$5,000,000
Owner shall provide the following within 10 days of Design-Builder’s receipt of Owner’s Notice to Proceed, or at Financial Close, whichever occurs first:
• Owner shall obtain a builder’s risk policy naming Owner as the insured, with Design-Builder as additional insured, in an amount not less than the Contract Price.
• Owner shall also obtain Boiler and Machinery Insurance protecting Owner, Design-Builder, Design Consultants, Subcontracts and Subcontractors.
• In addition, Owner shall obtain terrorism coverage as described by the Terrorism Risk Insurance Act of 2002.
Article 11
Other Provisions
11.1 Other provisions, if any, are as follows:

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Between Owner and Design-Builder — Lump Sum
© 1998 Design-Build Institute of America

•	Performance Guarantee: The Design-Builder guarantees the Criteria listed in Exhibit A. If there is a performance shortfall, Design-Builder will pay all design, engineering, equipment, and construction costs associated with making the necessary corrections. Design-Builder retains the right to use its sole discretion in determining the method to remedy any performance related issues.

•	If Owner, for whatever reason, prevents Design-Builder from demonstrating the Performance Guarantee Criteria within 30 days of Design-Builder’s notice that the Project is ready for Performance Testing, Design-Builder is thereby deemed to have fulfilled all of its Performance Guarantee obligations listed in Exhibit A.

•	Price Guarantee: The Design-Builder guarantees the Contract Price for the Work delineated by the Contract Documents. Any and all price increases would require, in addition to Owner’s approval, the approval of Owner’s senior lender.

•	Winter Construction: Owner shall have no responsibility for any winter construction related activities including, but not limited to, special material costs, sheltering, heating, and equipment rental, except that Owner shall pay all the reasonable costs incurred for frost removal including, but not limited to, equipment costs, equipment rental costs, and associated labor costs so that winter construction can proceed.

•	Design-Builder shall obtain or cooperate in obtaining a performance bond if such a bond is requested by Owner. If the bond is obtained by Design-Builder, Owner shall pay Design-Builder for the cost of the bond, plus pay Design-Builder a fee of 7.5%, said fee calculated by multiplying 7.5% on the cost of the bond. If purchased by Owner, Owner shall pay all costs of obtaining the bond.
In executing this Agreement, Design-Builder represents that it has the necessary financial resources to fulfill its obligations under this Agreement and has the necessary corporate approvals to execute this Agreement and perform the services described herein. Owner represents that it has the necessary organizational approvals to execute this Agreement; that Owner is seeking financing for the project and that Owner agrees to keep Design-Builder informed of Owner’s progress in obtaining commitments for and closing on such financing.

OWNER:	DESIGN-BUILDER:

US Bio Albert City, LLC	Fagen, Inc.

(Name of Owner)	(Name of Design-Builder)

/s/ CHAD D. HATCH	/s/ RON FAGEN

(Signature)	(Signature)

Chad D. Hatch	Roland “Ron” Fagen

(Printed Name)	(Printed Name)

Vice President and Chief Financial Officer	CEO and President

(Title)	(Title)
Date: 08/26/05	Date: 09/30/05

DBIA Document No. 525 • Standard Form of Agreement	Page 9
Between Owner and Design-Builder — Lump Sum
© 1998 Design-Build Institute of America

Design Build Contract
US Bio Albert City, LLC
August 26, 2005
EXHIBIT A
Performance Guarantee Criteria

Criteria	Specification	Testing Statement	Documentation
Plant Capacity – fuel grade ethanol	Operate at a rate of 100 million gallons per year of denatured fuel grade ethanol meeting the specifications of ASTM 4806 based on 353 days of operation per calendar year and 4.76% denaturant.	Seven day performance test	Production records and a written report by Design-Builder.

Dried Distillers Grains with Solubles (DDGS)	Dry all DDGS to produce 11% moisture DDGS	Seven day performance test	Production records and written analysis by Design-Builder.

Corn to Ethanol Conversion ratio; *****	Not be less than 2.80 denatured gallons of ethanol per bushel (56#) of ground corn	As determined by meter readings during a seven day performance test.	Production records and written analysis by Design-Builder.

Electrical Energy	0.75 kWh per denatured gallon of fuel grade ethanol. *****	As determined by meter readings during a seven day performance test.	Production records and written analysis by Design-Builder.

Natural Gas	Shall not exceed 34,000 Btu per denatured gallon of fuel grade ethanol and 100% of all DDG with syrup to 11% moisture. (This Performance Criteria relates to production of ethanol and	As determined by meter readings during a seven day performance test.	Production records and written analysis by Design-Builder.

10

Design Build Contract
US Bio Albert City, LLC
August 26, 2005

Criteria	Specification	Testing Statement	Documentation
excludes any natural gas usage that may occur for drying corn).

Process Water Discharge	Zero gallons under normal operations	Process discharge meter	Control System reports

Air Emissions	Must meet the requirements prescribed as of the date hereof by the State of Iowa Department of Natural Resources, Air Quality Bureau for a synthetic minor source.	As required by State agency and performed by Owner’s Air Emission Tester.	Written report by Owner’s Air Emission Tester.
DISCLAIMER: Owner’s failure to materially comply with the operating procedures issued by ICM, Inc./Fagen, Inc. shall void all performance guaranties and warranties set forth in this Design-Build Agreement.
Owner understands that the startup of the plant requires resources and cooperation of the Owner, vendors and other suppliers to the project. Design-Builder disclaims any liability and Owner indemnifies Design-Builder for non-attainment of the Performance Guarantee Criteria directly or indirectly caused by material non-performance or negligence of third parties not retained by Design-Builder.

11

Design Build Contract
US Bio Albert City, LLC
August 26, 2005
EXHIBIT B
General Project Scope
Construct a 100 million-gallon per year (MGY) dry mill fuel ethanol plant near Albert City, Iowa. The plant will grind approximately 35.8 million bushels of corn per year to produce approximately 100 MGY of denatured fuel ethanol. The plant will also produce approximately 321,000 tons per year of 11% moisture dried distillers grains with solubles (DDGS), and approximately 285,700 tons per year of raw carbon dioxide (CO2) gas.
Delivered corn will be dumped in the receiving building. The receiving building will have two truck grain receiving bays and a rail receiving bay, including an underground conveyor from the rail pit to the second truck receiving bay both of which share a common receiving leg. The truck driver will drive onto the pitless scale located near the administration building, be weighed and sampled, then drive to the receiving building, dump the grain, then proceed back to the pitless scale and obtain a final weight ticket from the scale operator. Two independent 15,000-bushel legs will lift the corn to one of two 500,000 – bushel concrete storage bins. A dust collection system will be installed on the grain receiving system to limit particulate emissions as described in the Air Quality Permit application.
Ground corn will be mixed in a slurry tank, routed through a pressure vessel and steam flashed off in a flash vessel. Cooked mash will continue through liquefaction tanks and into one of the fermenters. Simultaneously, propagated yeast will be added to the mash as the fermenter is filling. After batch fermentation is complete, the beer will be pumped to the beer well and then to the beer column to vaporize the alcohol from the mash.
Alcohol streams are dehydrated in the rectifier column, the side stripper and the molecular sieve system. Two hundred proof alcohol is pumped to the tank farm day tank and blended with five percent natural gasoline as the product is being pumped into one of two 1,500,000 gallon final storage tanks. Loading facilities for truck and rail cars will be provided. Tank farm tanks include: one tank for 190 proof storage, one tank for 200 proof storage, one tank for denaturant storage and two 1,500,000 gallon tanks for denatured ethanol storage.
Corn mash from the beer stripper is dewatered in the centrifuge(s). Wet cake from the centrifuge(s) is conveyed to the DDGS dryer system. Wet cake is conveyed from the centrifuges to the dryer(s) where the water is removed from the cake and the product is dried to 11% moisture. A modified wet or wet cake pad is located along side the DDGS dryer building to divert modified wet or wet cake to the pad when necessary or for limited production of modified wet or wet cake for sales. Water in the thin stillage is evaporated and recycled by the Bio-Methanation system. Syrup is added to the wet cake entering the

Design Build Contract
US Bio Albert City, LLC
August 26, 2005
dryer(s). DDGS is cooled in a drum and conveyed to flat storage in the DDGS storage building. Shipping is accomplished by scooping and pushing the product with a front-end loader into an in-floor conveyor system. The DDGS load out pit has capacity for approximately one semi-trailer load. DDGS is weighed as it is loaded for shipment through a bulk-weigh system.
Fresh water for the boilers, cooking, cooling tower and other processes will be obtained from the Owner supplied water pretreatment system. Boiler water conditioned in regenerative softeners will be pumped through a deaerator scrubber and into a deaerator tank. Appropriate boiler chemicals will be added as preheated water is sent to the boiler.
Steam energy will be provided by one Thermal Oxidizer (TO) driven boiler system utilizing a high percentage of condensate return to a condensate receiver tank.
The TO/Heat Recovery Steam Generator is a process used to thermally oxidize the exhaust gasses from the Dryers. This process will be used to reduce VOCs and particulates that are in the dryer exhaust and ensure compliance with environmental regulations. The energy required to complete thermal oxidization will then be ducted to a waste heat boiler that will produce 100% of the steam requirements of the ethanol plant. The exhaust gasses from the waste heat boiler will be ducted through stack gas economizer(s) to recover the maximum amount of energy possible from the exhaust gas stream. After the economizer(s), the gas stream will be vented to atmosphere through a stack.
The process will be cooled by circulating water through heat exchangers, a chiller, and a cooling tower.
The design includes a compressed air system consisting of air compressor(s), a receiver tank, pre-filter, coalescing filter, and double air dryer(s).
The design also incorporates the use of a clean-in-place (CIP) system for cleaning cook, fermentation, distillation, evaporation, centrifuges, and other systems. Fifty percent caustic soda is received by truck and stored in a tank.
Under normal operating circumstances, the plant will not have any wastewater discharges that have been in contact with corn, corn mash, cleaning system, or contact process water. An ICM/Phoenix Bio-Methanator will reduce the BOD in process water allowing complete reuse within the plant. The plant will have blowdown discharges from the cooling tower and may have water discharge from any water pre-treatment processes. Owner shall provide on-site connection to sanitary sewer or septic system.

Design Build Contract
US Bio Albert City, LLC
August 26, 2005
Most plant processes are computer controlled by a Siemens/Moore APACS distributed control system with graphical user interface and three workstations. The control room control console will have dual monitors to facilitate operator interface between two graphics screens at the same time. Additional programmable logic controllers (PLCs) will control certain process equipment. Design Builder provides lab equipment.
The cooking system requires the use of anhydrous ammonia, and other systems require the use of sulfuric acid. Therefore, a storage tank for ammonia and a storage tank for acid will be on site to provide the quantities necessary. The ammonia storage requires that plant management implement and enforce a Process Safety Management (PSM) program. The plant design may require additional programs to ensure safety and to satisfy regulatory authorities.

Design Build Contract
US Bio Albert City, LLC
August 26, 2005
EXHIBIT C
Owner’s Responsibilities
The Owner shall perform and provide the permits, authorizations, services and construction as specifically described hereafter:
1)	Land and Grading – Owner shall provide a site near or in Albert City, Iowa. Owner shall obtain all legal authority to use the site for its intended purpose and perform technical due diligence to allow Design-Builder to perform including, but not limited to, proper zoning approvals, building permits, elevation restrictions, soil tests, and water tests. The site shall be rough graded per Design-Builder specifications and be +/- three inches of final grade including the rough grading for Site roadways. The site soils shall be modified as required to provide a minimum allowable soil bearing pressure as described in Table 1.

Other items to be provided by the Owner include, but are not limited to, the following: initial site survey (boundary and topographic) as required by the Design-Builder, layout of the property corners including two construction benchmarks, Soil Borings and subsequent Geotechnical Report describing recommendation for Roads, foundations and if required, soil stabilization/remediation, land disturbance permit, erosion control permit, site grading as described above with minimum soil standards, placement of erosion control measures, plant access road from a county, state or federal road designed to meet local county road standards, plant storm and sanitary sewers, fire water system with hydrants and plant water main branches taken from the system to be within five feet of the designated building locations, all tanks, motors and other equipment associated with or necessary to operate the fire water loop and associated systems, plant roads as specified and designed for the permanent elevations and effective depth, “construction” grading plan as drawn (including site retention pond), plant water well and associated permit(s). Owner shall also provide the final grading, seeding and mulching, and site fencing at the site.

Owner is encouraged to obtain preliminary designs/information and estimates of the cost of performing all Owner required permits and services as stated in this Exhibit C. Specifically, the cost of the fire water systems (including associated fire water pumps, required tank, building (if required), sprinklers, and all other equipment and materials associated with the fire water delivery systems) is estimated being in excess of $1,000,000. The requirements of each state and the decisions of each Owner will increase or decrease the actual cost.

Design Build Contract
US Bio Albert City, LLC
August 26, 2005
The Owner’s required activities related to site preparation for construction are to be divided into Phase I and Phase II activities as described below:
Deliverables by Owner prior to start of Phase 1 Civil Design:
Procure Boundary & Topographic Survey (to one foot contours)
Procure Soil Borings and Geotechnical Report with recommendations (at Design-Builder’s requested locations and depth)
Phase 1 (Deliverable Site):
Design-Builder provides engineering services to develop these items:
1.	Final Plant Layout with FFE and Top of Road Elevations

2.	Final Cut/Fill Quantity Calculations

3.	Grading and Erosion Control Plan

4.	Clear & Grubbing Plan — graded to +/- 3” of subgrade
Subgrade is defined as 1’ below proposed Building FFE and Administration Building FFE and 20” to 30” (based on rail designer input) below top of rail for the rail spurs. Subgrade for the in-plant roads will be determined upon recommendations from the geotechnical engineer (12” to 24” below final top of road)
*Owner shall prepare site according to Design-Builder’s engineering plans for the above items.
Plant Access Road and all in-plant roads (which will act as base for final roadway system)
Soil Stabilization
Site Grading
Replacement Fill
Construction Layout (parking and laydown with minimum Geo Text 220 fabric and 3” roadstone placement, access areas, temp. drainage)
Storm Water Drainage & Detention
Phase 2 Site Work (Final Civil Design Plans):
Design-Builder provides engineering services to develop these items:
Site Utilities (Within Property Line):
1.	Sanitary Sewer System

2.	Potable Water Supply and Distribution

3.	Process Water Supply and Distribution

Design Build Contract
US Bio Albert City, LLC
August 26, 2005
4.	Gas Supply and Distribution

5.	Fire Loop and Fire Protection System

6.	Site Electric

7.	Site Natural Gas
Wells and Well Pumps (supply of sufficient quantity for construction activities) Minimum 3 Phase, 480 Volt, 1,000 KVA Electrical Power Available for Construction at two locations (at Design-Builder’s requested location)
Design/Builder shall be reimbursed on a “Time & Material” basis for any management of these Owner requirements and any design engineering requested by the Owner not otherwise required to be provided by Design-Builder pursuant to this Agreement.
2)	Permits – Owner shall obtain all Operating Permits including, but not limited to, air quality permits, in a timely manner to allow startup of the plant as designed by Design-Builder. Owner shall obtain all testing and site inspections required to secure the necessary operating permits.

3)	Storm Water Runoff Permit – Owner shall obtain the construction storm – water runoff permit, permanent storm-water runoff permit, and the erosion control/land disturbance permit.

4)	Iowa Pollutant Elimination Discharge Permit – Owner shall obtain a permit to discharge cooling tower water and reverse osmosis (“R.O.”) reject water and any other waste water directly to a designated waterway or other location Owner shall supply the discharge piping to transport to the designated waterway or other location.

5)	Natural Gas Supply and Service Agreement – Owner shall procure and supply a continuous supply of natural gas of at least 3.2 billion cubic feet per year, at a minimum rate of 450-500 MCF per hour and at a pressure of at least 200 psig at the plant site, then reduced to 60 psig for distribution to the use points. Pressure reducing stations must be located so as to provide stable pressure and temperature at the point of use. Owner shall provide all gas piping to the use points and supply meters and regulators to provide burner tip pressures as specified by Design-Builder. Owner shall also supply a digital flowmeter on-site with appropriate output for monitoring by the plant’s computer control system.

6)	Electrical Service – (1) The Owner is responsible to secure continuous service from an energy supplier to serve the facility. The service from the energy supplier shall be of sufficient size to provide at a minimum 12.5 MW of electrical capacity to the site. (2)

Design Build Contract
US Bio Albert City, LLC
August 26, 2005
The Owner is responsible for procurement, installation and maintenance of the site distribution system, including but not limited to the required substation and all associated distribution lines, switchgear, sectional cabinets, distribution transformers, transformer pads, etc. An on-site primary digital meter is also to be supplied for monitoring of electrical usage and demand. This meter must have the capability to be monitored via a telephone line or other electrical signal. (3) The responsibility of the Design-Builder starts at the secondary electrical terminals of the site distribution system transformers that have been installed by Owner (i.e., the 480 volt terminals for the process building transformers; the 480 volt terminals for the energy center transformers; the 480 volt terminals for the grains transformer; the 480 volt terminals for the pumphouse transformer; and the 4160 volt terminals for the chiller transformer; and the 4160 volt terminals of the thermal oxidizer transformer). (4) The site distribution system requirements, layout, and meters are to be determined jointly by the Owner, the Design-Builder and the energy supplier.

Design-Builder will be providing soft start motor controllers for all motors greater than 150 horsepower and where demanded by process requirements. Owner is encouraged to discuss with its electrical service supplier whether additional soft start motor controllers are advisable for this facility and such can be added, with any increased cost being an Owner’s cost.

Design-Builder will provide power factor correction to 0.92 lagging at plant nameplate capacity. Owner is encouraged to discuss with its electrical service supplier any requirements for power factor correction above 0.92 lagging. Additional power factor correction can be added with any increased cost being an Owner’s cost.

7)	Water Supply and Service Agreement – Owner shall supply on-site process wells or other water source capable of providing a quantity of water which includes process water, R.O. feed water, cooling tower make-up water, of a quality which will allow discharges to comply with NPDES limits. Owner should consider providing a redundant supply source. Design-Builder shall provide the standard zeolite water softener system. Any increased costs incurred for another water treatment system if water does not meet the quality requirements shall be the responsibility of the Owner. Owner will supply one process fresh water supply line terminating within five (5) feet of the point of entry designated by Design-Builder, one potable supply line terminating within five (5) feet of the process building at a point of entry designated by Design-Builder, and one potable supply line to the administration building at a point of entry designated by administration building contractor.

Owner is advised that most projects require a reverse osmosis system. Such system is an Owner’s cost and Owner is advised that the purchase and installation cost of such a

Design Build Contract
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August 26, 2005
reverse osmosis system may exceed $1,000,000. Owner is also advised that such systems may be leased if Owner desires to avoid the costs of owning such a system.

8)	Wastewater Discharge System, Permits and/or Service Agreement – Owner shall provide the discharge piping, septic tank and drainfield system or connect to municipal system as required for the sanitary sewer requirements of the Plant. These provisions shall comply with all federal, state, and local regulations, including any permitting issues.

9)	Roads and Utilities – Owner shall provide and maintain the ditches and permanent roads, including the gravel, pavement or concrete, with the roads passing standard compaction tests. (Design-Builder will maintain aggregate construction roads during construction of the Plant and will return to original pre-construction condition prior to Owner completing final grade and surfacing.)

Except as otherwise specifically stated herein the Owner shall install all utilities so that they are within five (5) feet of the designated building/structure locations.

10)	Administration Building – The administration building – one story free standing, office computer system, telephone system, office copier and fax machine and office furniture and any other office equipment and personal property for the administration building shall be the sole and absolute cost and responsibility of Owner and Design-Builder shall have no responsibility in regards thereto.

11)	Maintenance and Power Equipment – The maintenance and power equipment as described in Table 2 and any other maintenance and power equipment as required by the plant or desired by Owner shall be the sole and absolute cost and responsibility of Owner and Design-Builder shall have no responsibility in regards thereto.

12)	Railroads – Owner is responsible for any costs associated with the railroads including, but not limited to, all rail design and engineering and construction and Design-Builder shall have no responsibility in regards thereto.

13)	Drawings – Owner shall supply drawings to Design-Builder of items supplied under items 10) and 12) and also supply Phase II redline drawings.

14)	Fire Protection System – Fire protection system requirements vary by governmental requirements per location and by insurance carrier requirements. Owner is responsible to provide the required fire protection system for the Plant. This may include storage

Design Build Contract
US Bio Albert City, LLC
August 26, 2005
tanks, pumps, underground fire water mains, fire hydrants, foam or water monitor valves, sprinkler systems, smoke and heat detection, deluge systems, or other provisions as required by governmental codes or Owner’s insurance carrier’s fire protection criteria. Design-Builder will provide assistance to the Owner on a “Time & Material” basis for design and/or construction of the Fire Protection Systems required for the plant.
Table 1 Minimum Soil Bearing Pressure – Responsibility of Owner

Required Allowable Soil Bearing Pressure
Description	(pounds per square foot)
Grain Storage Silos	8,000
DDGS Storage Silo(s)	6,000
Cook Water Tank	3,500
Methanator Feed Tank	3,500
Liquifaction Tank #1	3,500
Liquifaction Tank #2	3,500
Fermentation Tank #1	4,000
Fermentation Tank #2	4,000
Fermentation Tank #3	4,000
Fermentation Tank #4	4,000
Fermentation Tank #5	4,000
Fermentation Tank #6	4,000
Fermentation Tank #7	4,000
Beerwell	4,000
Whole Stillage Tank	3,500
Thin Stillage Tank	3,500
Syrup Tank	3,500
190 Proof Day Tank	3,000
200 Proof Day Tank	3,000
Denaturant Tank	3,000
Fire Water Tank	3,000
Denatured Ethanol Tank #1	4,000
Denatured Ethanol Tank #2	4,000
All Other Areas	3,000

Design Build Contract
US Bio Albert City, LLC
August 26, 2005
Table 2 Maintenance and Power Equipment – Responsibility of Owner

Description	Additional Description
Spare Parts	Spare parts Parts bins Misc. materials, supplies and equipment

Shop supplies and equipment	One shop welder
One portable gas welder
One plasma torch
One acetylene torch
One set of power tools
Two sets of hand tools with tool boxes
Carts and dollies
Hoists (except centrifuge overhead crane)
Shop tables
Maintenance office furnishings & supplies
Fire Extinguishers
Reference books
Safety manuals
Safety cabinets & supplies, etc.

Rolling stock	Used 1 1/2 yard front end loader New Skid loader Used Fork lift Used Scissors lift, 30 foot Used Pickup truck Track Mobile

Design Build Contract
US Bio Albert City, LLC
August 26, 2005
EXHIBIT D
LICENSE AGREEMENT
THIS LICENSE AGREEMENT (this “License Agreement”) is entered into and made effective as of the 26th day of August, 2005 (“Effective Date”) by and between US Bio Albert City, LLC, a limited liability company (“OWNER”), and ICM, Inc., a Kansas corporation (“ICM”).
          WHEREAS, OWNER has entered into that certain Design-Build Lump Sum Contract dated August 26, 2005 (the “Contract”) with Fagen, Inc., a Minnesota corporation (“Fagen”), under which Fagen is to design and construct a 100 million gallon per year ethanol plant for OWNER to be located in or near Albert City, Iowa (the “Plant”);
          WHEREAS, ICM has granted Fagen the right to use certain proprietary technology and information of ICM in the design and construction of the Plant; and
          WHEREAS, OWNER desires from ICM, and ICM desires to grant to OWNER, a license to use such proprietary technology and information in connection with OWNER’s ownership and operation of the Plant, all upon the terms and conditions set forth herein;
          NOW, THEREFORE, the parties, in consideration of the foregoing premises and the mutual promises contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, agree as follows:
1. ICM grants to OWNER a limited license to use the Proprietary Property (hereinafter defined) solely in connection with the design, construction, operation, maintenance and repair of the Plant, subject to the limitations provided herein (the “Purpose”). In the event OWNER fails to pay to Fagen all amounts due and owing Fagen under the Contract or the Contract is terminated for any reason prior to the substantial completion of the Plant, ICM may terminate the limited license granted to OWNER herein upon written notice to OWNER.
2. The “Proprietary Property” means, without limitation, documents, Operating Procedures (hereinafter defined), materials and other information that are furnished by ICM to OWNER, whether directly or indirectly through Fagen, in connection with the Purpose including, without limitation, the design, arrangement, configuration, and specifications of (i) the combinations of distillation, evaporation, and alcohol dehydration equipment (including, but not limited to, pumps, vessels, tanks, heat exchangers, piping, valves and associated electronic control equipment) and all documents supporting those combinations; (ii) the combination of the distillers grain drying (DGD), and heat recovery steam generation (HRSG) equipment (including, but not limited to, pumps, vessels, tanks, heat exchangers, piping and associated electronic control equipment) and all documents supporting those combinations; and (iii) the computer system, known as the distributed control system (DCS and/or PLC) (including, but not limited to,

Design Build Contract
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August 26, 2005
the software configuration, programming, parameters, set points, alarm points, ranges, graphical interface, and system hardware connections) and all documents supporting that system. The “Operating Procedures” means, without limitation, the process equipment and specifications manuals, standards of quality, service protocols, data collection methods, construction specifications, training methods, engineering standards and any other information prescribed by ICM from time to time concerning the Purpose. Proprietary Property shall not include any information or materials that OWNER can demonstrate by written documentation: (i) was lawfully in the possession of OWNER prior to disclosure by ICM; (ii) was in the public domain prior to disclosure by ICM; (iii) was disclosed to OWNER by a third party other than Fagen having the legal right to possess and disclose such information or materials; or (iv) after disclosure by ICM comes into the public domain through no fault of OWNER or its directors, officers, employees, agents, contractors, consultants or other representatives (hereinafter collectively referred to as “Representatives”). Information and materials shall not be deemed to be in the public domain merely because such information is embraced by more general disclosures in the public domain, and any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain if the combination itself and its principles of operation are not in the public domain.
3. OWNER shall not use the Proprietary Property for any purpose other than the Purpose. OWNER shall not use the Proprietary Property in connection with any expansion or enlargement of the Plant.
4. OWNER’s failure to materially comply with the Operating Procedures shall void all guarantees, representations and warranties, whether expressed or implied, if any, that were given by ICM to OWNER, directly or indirectly through Fagen, concerning the performance of the Plant that ICM reasonably determines are materially affected by OWNER’s failure to materially comply with such Operating Procedures. OWNER agrees to indemnify, defend and hold harmless ICM, Fagen and their respective Representatives from any and all losses, damages and expenses including, without limitation, reasonable attorneys’ fees resulting from, relating to or arising out of (a) Owner’s or its Representatives’ failure to materially comply with the Operating Procedures or (b) negligent or unauthorized use of the Proprietary Property.
5. Any and all modifications to the Proprietary Property by OWNER or its Representatives shall be the property of ICM. OWNER shall promptly notify ICM of any such modification and OWNER agrees to assign all right, title and interest in such modification to ICM; provided, however, OWNER shall retain the right, at no cost, to use such modification in connection with the Purpose.
6. ICM has the exclusive right and interest in and to the Proprietary Property and the goodwill associated therewith. OWNER will not, directly or indirectly, contest ICM’s ownership of the Proprietary Property. OWNER’s use of the Proprietary Property does not give OWNER any ownership interest or other interest in or to the Proprietary Property except for the limited license granted to OWNER herein.
7. OWNER shall pay no license fee or royalty to ICM for OWNER’s use of the Proprietary

Design Build Contract
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August 26, 2005
Property pursuant to the limited license granted to OWNER, the consideration for this limited license is included in the amounts payable by OWNER to Fagen for the construction of the Plant under the Contract.
8. OWNER may not assign the limited license granted herein, in whole or in part, without the prior written consent of ICM, which will not be unreasonably withheld or delayed. Prior to any assignment, OWNER shall obtain from such assignee a written instrument, in form and substance reasonably acceptable to ICM, agreeing to be bound by all the terms and provisions of this License Agreement. Any assignment of this License Agreement shall not release OWNER from (i) its duties and obligations hereunder concerning the disclosure and use of the Proprietary Property by OWNER or its Representatives, or (ii) damages to ICM resulting from, or arising out of, a breach of such duties or obligations by OWNER or its Representatives. ICM may assign its right, title and interest in the Proprietary Property, in whole or part, subject to the limited license granted herein.
9. The Proprietary Property is confidential and proprietary. OWNER shall keep the Proprietary Property confidential and shall use all reasonable efforts to maintain the Proprietary Property as secret and confidential for the sole use of OWNER and its Representatives for the Purpose. OWNER shall retain all Proprietary Property at its principal place of business and/or the Plant. OWNER shall not at any time without ICM’s prior written consent, copy, duplicate, record, or otherwise reproduce the Proprietary Property, in whole or in part, or otherwise make the same available to any unauthorized person provided, OWNER shall be permitted to copy, duplicate or otherwise reproduce the Proprietary Property in whole or in part in connection with the Purpose so long as all such copies, duplicates or reproductions are kept at its principal place of business and/or the Plant and are treated the same as any other Proprietary Property. OWNER shall not disclose the Proprietary Property except to its Representatives who are directly involved with the Purpose, and even then only to such extent as is necessary and essential for such Representative’s involvement. OWNER shall inform such Representatives of the confidential and proprietary nature of such information and, if requested by ICM, OWNER shall obtain from such Representative a written instrument, in form and substance reasonably acceptable to ICM, agreeing to be bound by all of the terms and provisions of this License Agreement relating to the disclosure and use of the Proprietary Property. OWNER shall make all reasonable efforts to safeguard the Proprietary Property from disclosure by its Representatives to anyone other than permitted hereby. In the event that OWNER or its Representatives are required by law to disclose the Proprietary Property, OWNER shall provide ICM with prompt written notice of same so that ICM may seek a protective order or other appropriate remedy. In the event that such protective order or other appropriate remedy is not obtained, OWNER or its Representatives will furnish only that portion of the Proprietary Property which in the reasonable opinion of its or their legal counsel is legally required and will exercise its reasonable efforts to obtain reliable assurance that the Proprietary Property so disclosed will be accorded confidential treatment.
10. OWNER agrees to indemnify ICM for any and all damages (including, without limitation, reasonable attorneys’ fees) arising out of or resulting from any unauthorized disclosure or use of the Proprietary Property by OWNER or its Representatives. OWNER agrees that ICM

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would be irreparably damaged by reason of a violation of the provisions contained herein and that any remedy at law for a breach of such provisions would be inadequate. Therefore, ICM shall be entitled to seek injunctive or other equitable relief in a court of competent jurisdiction against OWNER or its Representatives for any unauthorized disclosure or use of the Proprietary Property without the necessity of proving actual monetary loss or posting any bond. It is expressly understood that the remedy described herein shall not be the exclusive remedy of ICM for any breach of such covenants, and ICM shall be entitled to seek such other relief or remedy, at law or in equity, to which it may be entitled as a consequence of any breach of such duties or obligations.
11. The duties and obligations of OWNER under this License Agreement, and all provisions relating to the enforcement of such duties and obligations shall survive and remain in full force and effect notwithstanding any termination or expiration of the Contract or the license granted herein under paragraph 1 or 12.
12. ICM may terminate the limited license granted to OWNER herein upon written notice to OWNER if OWNER willfully or wantonly (a) uses the Proprietary Property for any purpose, or (b) discloses the Proprietary Property to anyone, in each case other than permitted herein. Upon termination of the license under paragraph 1 or this paragraph 12, OWNER shall cease using the Proprietary Property for any purpose (including the Purpose) and, upon request by ICM, shall promptly return to ICM all documents or other materials in OWNER’s or its Representatives’ possession that contain Proprietary Property.
13. The laws of the State of Kansas, United States of America, shall govern the validity of the provisions contained herein, the construction of such provisions, and the interpretation of the rights and duties of the parties. Any legal action brought to enforce or construe the provisions of this License Agreement shall be brought in the federal or state courts located in Wichita, Kansas, and the parties agree to and hereby submit to the exclusive jurisdiction of such courts and agree that they will not invoke the doctrine of forum non conveniens or other similar defenses in any such action brought in such courts. In the event the Plant is located in, or OWNER is organized under the laws of, a country other than the United States of America, OWNER hereby specifically agrees that any injunctive or other equitable relief granted by a court located in the State of Kansas, United States of America, or any award by a court located in the State of Kansas, shall be specifically enforceable as a foreign judgment in the country in which the Plant is located, OWNER is organized or both, as the case may be, and agrees not to contest the validity of such relief or award in such foreign jurisdiction, regardless of whether the laws of such foreign jurisdiction would otherwise authorize such injunctive or other equitable relief, or award. OWNER agrees that the aggregate recovery of OWNER (and everyone claiming by or through OWNER), as a whole, under this License Agreement and the Contract against ICM and ICM’s Representatives, collectively, shall not exceed the amount paid by Fagen to ICM for the issuance of this License Agreement in connection with the Contract.

Design Build Contract
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August 26, 2005
     14. OWNER hereby agrees to waive all claims against ICM and ICM’s Representatives for any consequential damages that may arise out of or relate to this License Agreement, the Contract or the Proprietary Property whether arising in contract, warranty, tort (including negligence), strict liability or otherwise, including but not limited to losses of use, profits, business, reputation or financing. OWNER further agrees that the aggregate recovery of OWNER and Fagen (and everyone claiming by or through OWNER and Fagen), as a whole, against ICM and ICM’s Representatives, collectively, for any and all claims that arise out of, relate to or result from this License Agreement, the Proprietary Property or the Contract, whether arising in contract, warranty, tort (including negligence), strict liability or otherwise, shall not exceed the amount paid by Fagen to ICM in connection with the OWNER’s project under the Contract.
15. The terms and conditions of this License Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or between the parties, written or oral. Any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this License Agreement. This License Agreement may not be modified or amended at any time without the written consent of the parties.
16. All notices, requests, demands, reports, statements or other communications (herein referred to collectively as “Notices”) required to be given hereunder or relating to this License Agreement shall be in writing and shall be deemed to have been duly given if transmitted by personal delivery or mailed by certified mail, return receipt requested, postage prepaid, to the address of the party as set forth below. Any such Notice shall be deemed to be delivered and received as of the date so delivered, if delivered personally, or as of the third business day following the day sent, if sent by certified mail. Any party may, at any time, designate a different address to which Notices shall be directed by providing written notice in the manner set forth in this paragraph.
17. In the event that any of the terms, conditions, covenants or agreements contained in this License Agreement, or the application of any thereof, shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such term, condition, covenant or agreement shall be deemed void ab initio and shall be deemed severed from this License Agreement. In such event, and except if such determination by a court of competent jurisdiction materially changes the rights, benefits and obligations of the parties under this License Agreement, the remaining provisions of this License Agreement shall remain unchanged unaffected and unimpaired thereby and, to the extent possible, such remaining provisions shall be construed such that the purpose of this License Agreement and the intent of the parties can be achieved in a lawful manner.
18. The duties and obligations herein contained shall bind, and the benefits and advantages shall inure to, the respective successors and permitted assigns of the parties hereto.
19. The waiver by any party hereto of the breach of any term, covenant, agreement or condition herein contained shall not be deemed a waiver of any subsequent breach of the same or any other term, covenant, agreement or condition herein, nor shall any custom, practice or course of

Design Build Contract
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dealings arising among the parties hereto in the administration hereof be construed as a waiver or diminution of the right of any party hereto to insist upon the strict performance by any other party of the terms, covenants, agreement and conditions herein contained.
20. In this License Agreement, where applicable, (i) references to the singular shall include the plural and references to the plural shall include the singular, and (ii) references to the male, female, or neuter gender shall include references to all other such genders where the context so requires.
IN WITNESS WHEREOF, the parties hereto have executed this License Agreement, the Effective Date of which is indicated on page 1 of this License Agreement.

OWNER:	ICM:

US Bio Albert City, LLC	ICM, Inc.

By: /s/ CHAD D. HATCH	By: /s/ DAVE VANDER GRIEND

Title: Vice President and Chief Financial Officer	Title: President

Date Signed: 08/26/05	Date Signed: 10/03/05

Address for giving notices:	Address for giving notices:

111 Main Avenue	301 N First Street
Brookings, SD 57006	Colwich, KS 67030

Design Build Contract
US Bio Albert City, LLC
August 26, 2005
EXHIBIT E
START-UP SERVICES TO BE PROVIDED TO OWNER
          Start-up services will be provided to Owner as follows: Electrical and instrumentation checkout, and approximately two (2) weeks of on-site training at the US Energy Partners Plant (USEP) in Russell, Kansas, or other location, such to be provided for project Owner employees, including operators, laboratory personnel, general, plant and maintenance managers. (Other personnel of the project Owner can be provided such on-site training by separate agreement and as time is available.) All trainer and costs associated with the trainer, including labor and all training materials will be provided to Owner without cost. The Owner will be responsible for all travel and related expenses of its employees and the project Owner will pay all wages for its personnel during the training and will cover all other expenses related to the on-site training. Said training services will include training on computers, lab procedures, field operating procedures, and overall plant section performance expectations. Two persons shall be provided to lead the Owner during the initialization and start-up of the plant. The Owner will provide all other personnel and pay all other costs related to start-up of the plant. Personnel will be maintained on-site by Design-Builder or a subcontractor until all performance testing is complete and accepted by the Owner, unless the Owner fails to execute or allow performance testing within 30 days after receiving a written request from Design-Builder or its subcontractor to begin performance testing or the work on the project work is substantially stopped for any reason for a period of 30 days or more. Design-Builder or its subcontractor will provide an additional one month on-site support after Substantial Completion start-up of the plant and from date of Substantial Completion start-up will provide six (6) months of off-site technical and operating procedure support by telephone, computer modem, the Internet and email.
          Design-Builder shall deliver to Owner all manuals, instructions or other written materials that it receives from equipment manufacturers and suppliers/vendors of equipment.

Standard Form of General Conditions
of Contract Between Owner and Design-Builder
This document has important legal consequences. Consultation with an attorney is recommended with respect to its completion or modification.
Table of Contents

General	1

Design-Builder’s Services and Responsibilities	1

Owner’s Services and Responsibilities	5

Hazardous Conditions and Differing Site Conditions	6

Insurance and Bonds	7

Payment	9

Indemnification	11

Time	12

Changes to the Contract Price and Time	12

Contract Adjustments and Disputes	14

Stop Work and Termination for Cause	15

Miscellaneous	17

DBIA Document No. 535 • Standard Form of General Conditions
of Contract Between Owner and Design — Builder
© 1998 Design-Build Institute of America

Article 1
General
1.1 Mutual Obligations
1.1.1 Owner and Design-Builder commit at all times to cooperate fully with each other, and proceed on the basis of trust and good faith, to permit each party to realize the benefits afforded under the Contract Documents.
1.2 Basic Definitions
1.2.1 Agreement refers to the executed contract between Owner and Design-Builder under either DBIA Document No. 525, Standard Form of Agreement Between Owner and Design-Builder C Lump Sum (1998 Edition) or DBIA Document No. 530, Standard Form of Agreement Between Owner and Design-Builder C Cost Plus Fee with an Option for a Guaranteed Maximum Price (1998 Edition).
1.2.2 Day or Days shall mean calendar days unless otherwise specifically noted in the Contract Documents.
1.2.3 Design Consultant is a qualified, licensed design professional who is not an employee of Design-Builder, but is retained by Design-Builder, or employed or retained by anyone under contract with Design-Builder or Subcontractor, to furnish design services required under the Contract Documents.
1.2.4 Hazardous Conditions are any materials, wastes, substances and chemicals deemed to be hazardous under applicable Legal Requirements, or the handling, storage, remediation, or disposal of which are regulated by applicable Legal Requirements.
1.2.5 General Conditions of Contract refer to this DBIA Document No. 535, Standard Form of General Conditions of Contract Between Owner and Design-Builder (1998 Edition).
1.2.6 Legal Requirements are all applicable federal, state and local laws, codes, ordinances, rules, regulations, orders and decrees of any government or quasi-government entity having jurisdiction over the Project or Site, the practices involved in the Project or Site, or any Work.
1.2.7 Owner’s Project Criteria are developed by or for Owner to describe Owner’s program requirements and objectives for the Project, including use, space, price, time, site and expandability requirements, as well as submittal requirements and other requirements governing Design-Builder’s performance of the Work. Owner’s Project Criteria may include conceptual documents, design criteria, performance requirements and other Project-specific technical materials and requirements.
1.2.8 Site is the land or premises on which the Project is located.
1.2.9 Subcontractor is any person or entity retained by Design-Builder as an independent contractor to perform a portion of the Work and shall include materialmen and suppliers.
1.2.10 Sub-Subcontractor is any person or entity retained by a Subcontractor as an independent contractor to perform any portion of a Subcontractor’s Work and shall include materialmen and suppliers.
1.2.11 Substantial Completion is the date on which the Work, or an agreed upon portion of the Work, is sufficiently complete so that Owner can occupy and use the Project or a portion thereof for its intended purposes.
1.2.12 Work is comprised of all Design-Builder’s design, construction and other services required by the Contract Documents, including procuring and furnishing all materials, equipment, services and labor reasonably inferable from the Contract Documents.
Article 2
Design-Builder’s Services and Responsibilities
2.1 General Services
2.1.1 Design-Builder’s Representative shall be reasonably available to Owner and shall have the necessary expertise and experience required to supervise the Work. Design-Builder’s Representative shall communicate regularly with Owner and shall be vested with the authority to act on behalf of Design-Builder. Design-Builder’s

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Representative may be replaced only with the mutual agreement of Owner and Design-Builder.
2.1.2 Design-Builder shall provide Owner with a monthly status report detailing the progress of the Work, including whether (i) the Work is proceeding according to schedule, (ii) discrepancies, conflicts, or ambiguities exist in the Contract Documents that require resolution, (iii) health and safety issues exist in connection with the Work, and (iv) other items require resolution so as not to jeopardize Design-Builder’s ability to complete the Work for the Contract Price and within the Contract Time(s).
2.1.3 Design-Builder shall prepare and submit, at least three (3) days prior to the meeting contemplated by Section 2.1.4 hereof, a schedule for the execution of the Work for Owner’s review and response. The schedule shall indicate the dates for the start and completion of the various stages of Work, including the dates when Owner information and approvals are required to enable Design-Builder to achieve the Contract Time(s). The schedule shall be revised as required by conditions and progress of the Work, but such revisions shall not relieve Design-Builder of its obligations to complete the Work within the Contract Time(s), as such dates may be adjusted in accordance with the Contract Documents. Owner’s review of and response to the schedule shall not be construed as relieving Design-Builder of its complete and exclusive control over the means, methods, sequences and techniques for executing the Work.
2.1.4 The parties will meet within seven (7) days after execution of the Agreement to discuss issues affecting the administration of the Work and to implement the necessary procedures, including those relating to submittals and payment, to facilitate the ability of the parties to perform their obligations under the Contract Documents.
2.2 Design Professional Services
2.2.1 Design-Builder shall, consistent with applicable state licensing laws, provide through qualified, licensed design professionals employed by Design-Builder, or procured from qualified, independent licensed Design Consultants, the necessary design services, including architectural, engineering and other design professional services, for the preparation of the required drawings, specifications and other design submittals to permit Design-Builder to complete the Work consistent with the Contract Documents. Nothing in the Contract Documents is intended or deemed to create any legal or contractual relationship between Owner and any Design Consultant.
2.3 Standard of Care for Design Professional Services
2.3.1 The standard of care for all design professional services performed to execute the Work shall be the care and skill ordinarily used by members of the design profession practicing under similar conditions at the same time and locality of the Project. Notwithstanding the preceding sentence, if the parties agree upon specific performance standards for any aspect of the Work, which standards are to be set forth in an exhibit to the Agreement entitled “Performance Standard Requirements,” the design professional services shall be performed to achieve such standards.
2.4 Design Development Services
2.4.1 Design-Builder and Owner shall, consistent with any applicable provision of the Contract Documents, agree upon any interim design submissions that Owner may wish to review, which interim design submissions may include design criteria, drawings, diagrams and specifications setting forth the Project requirements. On or about the time of the scheduled submissions, Design-Builder and Owner shall meet and confer about the submissions, with Design-Builder identifying during such meetings, among other things, the evolution of the design and any significant changes or deviations from the Contract Documents, or, if applicable, previously submitted design submissions. Minutes of the meetings will be maintained by Design-Builder and provided to all attendees for review. Following the design review meeting, Owner shall review and approve the interim design submissions in a time that is consistent with the turnaround times set forth in Design-Builder’s schedule.
2.4.2 Design-Builder shall submit to Owner Construction Documents setting forth in detail drawings and specifications describing the requirements for construction of the Work. The Construction Documents shall be consistent with the latest set of interim design submissions, as such submissions may have been modified in a design review meeting. The parties shall have a design

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review meeting to discuss, and Owner shall review and approve, the Construction Documents in accordance with the procedures set forth Section 2.4.1 above. Design-Builder shall proceed with construction in accordance with the approved Construction Documents and shall submit one set of approved Construction Documents to Owner prior to commencement of construction.
2.4.3 Owner’s review and approval of interim design submissions and the Construction Documents is for the purpose of mutually establishing a conformed set of Contract Documents compatible with the requirements of the Work. Neither Owner’s review nor approval of any interim design submissions and Construction Documents shall be deemed to transfer any design liability from Design-Builder to Owner.
2.4.4 To the extent not prohibited by the Contract Documents or Legal Requirements, Design-Builder may prepare interim design submissions and Construction Documents for a portion of the Work to permit construction to proceed on that portion of the Work prior to completion of the Construction Documents for the entire Work.
2.5 Legal Requirements
2.5.1 Design-Builder shall perform the Work in accordance with all Legal Requirements and shall provide all notices applicable to the Work as required by the Legal Requirements.
2.5.2 The Contract Price and/or Contract Time(s) shall be adjusted to compensate Design-Builder for the effects of any changes in the Legal Requirements enacted after the date of the Agreement affecting the performance of the Work, or if a Guaranteed Maximum Price is established after the date of the Agreement, the date the parties agree upon the Guaranteed Maximum Price. Such effects may include, without limitation, revisions Design-Builder is required to make to the Construction Documents because of changes in Legal Requirements.
2.6 Government Approvals and Permits
2.6.1 Except as identified in an Owner’s Permit List attached as an exhibit to the Agreement, Design-Builder shall obtain and pay for all necessary permits, approvals, licenses, government charges and inspection fees required for the prosecution of the Work by any government or quasi-government entity having jurisdiction over the Project.
2.6.2 Design-Builder shall provide reasonable assistance to Owner in obtaining those permits, approvals and licenses that are Owner’s responsibility.
2.7 Design-Builder’s Construction Phase Services
2.7.1 Unless otherwise provided in the Contract Documents to be the responsibility of Owner or a separate contractor, Design-Builder shall provide through itself or Subcontractors the necessary supervision, labor, inspection, testing, start-up, material, equipment, machinery, temporary utilities and other temporary facilities to permit Design-Builder to complete construction of the Project consistent with the Contract Documents.
2.7.2 Design-Builder shall perform all construction activities efficiently and with the requisite expertise, skill and competence to satisfy the requirements of the Contract Documents. Design-Builder shall at all times exercise complete and exclusive control over the means, methods, sequences and techniques of construction.
2.7.3 Design-Builder shall employ only Subcontractors who are duly licensed and qualified to perform the Work consistent with the Contract Documents. Owner may reasonably object to Design-Builder’s selection of any Subcontractor, provided that the Contract Price and/or Contract Time(s) shall be adjusted to the extent that Owner’s decision impacts Design-Builder’s cost and/or time of performance.
2.7.4 Design-Builder assumes responsibility to Owner for the proper performance of the Work of Subcontractors and any acts and omissions in connection with such performance. Nothing in the Contract Documents is intended or deemed to create any legal or contractual relationship between Owner and any Subcontractor or Sub-Subcontractor, including but not limited to any third-party beneficiary rights.
2.7.5 Design-Builder shall coordinate the activities of all Subcontractors. If Owner performs other work on the Project or at the Site with separate

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contractors under Owner’s control, Design-Builder agrees to reasonably cooperate and coordinate its activities with those of such separate contractors so that the Project can be completed in an orderly and coordinated manner without unreasonable disruption.
2.7.6 Design-Builder shall keep the Site reasonably free from debris, trash and construction wastes to permit Design-Builder to perform its construction services efficiently, safely and without interfering with the use of adjacent land areas. Upon Substantial Completion of the Work, or a portion of the Work, Design-Builder shall remove all debris, trash, construction wastes, materials, equipment, machinery and tools arising from the Work or applicable portions thereof to permit Owner to occupy the Project or a portion of the Project for its intended use.
2.8 Design-Builder’s Responsibility for Project Safety
2.8.1 Design-Builder recognizes the importance of performing the Work in a safe manner so as to prevent damage, injury or loss to (i) all individuals at the Site, whether working or visiting, (ii) the Work, including materials and equipment incorporated into the Work or stored on-Site or off-Site, and (iii) all other property at the Site or adjacent thereto. Design-Builder assumes responsibility for implementing and monitoring all safety precautions and programs related to the performance of the Work. Design-Builder shall, prior to commencing construction, designate a Safety Representative with the necessary qualifications and experience to supervise the implementation and monitoring of all safety precautions and programs related to the Work. Unless otherwise required by the Contract Documents, Design-Builder’s Safety Representative shall be an individual stationed at the Site who may have responsibilities on the Project in addition to safety. The Safety Representative shall make routine daily inspections of the Site and shall hold weekly safety meetings with Design-Builder’s personnel, Subcontractors and others as applicable.
2.8.2 Design-Builder and Subcontractors shall comply with all Legal Requirements relating to safety, as well as any Owner-specific safety requirements set forth in the Contract Documents, provided that such Owner-specific requirements do not violate any applicable Legal Requirement. Design-Builder will immediately report in writing any safety-related injury, loss, damage or accident arising from the Work to Owner’s Representative and, to the extent mandated by Legal Requirements, to all government or quasi-government authorities having jurisdiction over safety-related matters involving the Project or the Work.
2.8.3 Design-Builder’s responsibility for safety under this Section 2.8 is not intended in any way to relieve Subcontractors and Sub-Subcontractors of their own contractual and legal obligations and responsibility for (i) complying with all Legal Requirements, including those related to health and safety matters, and (ii) taking all necessary measures to implement and monitor all safety precautions and programs to guard against injury, losses, damages or accidents resulting from their performance of the Work.
2.9 Design-Builder’s Warranty
2.9.1 Design-Builder warrants to Owner that the construction, including all materials and equipment furnished as part of the construction, shall be new unless otherwise specified in the Contract Documents, of good quality, in conformance with the Contract Documents and free of defects in materials and workmanship. Design-Builder’s warranty obligation excludes defects caused by abuse, alterations, or failure to maintain the Work by persons other than Design-Builder or anyone for whose acts Design-Builder may be liable. Nothing in this warranty is intended to limit any manufacturer’s warranty which provides Owner with greater warranty rights than set forth in this Section 2.9 or the Contract Documents. Design-Builder will provide Owner with all manufacturers’ warranties upon Substantial Completion.
2.10 Correction of Defective Work
2.10.1 Design-Builder agrees to correct any Work that is found to not be in conformance with the Contract Documents, including that part of the Work subject to Section 2.9 hereof, within a period of one year from the date of Substantial Completion of the Work or any portion of the Work, or within such longer period to the extent required by the Contract Documents.
2.10.2 Design-Builder shall, within seven (7) days of receipt of written notice from Owner that the Work

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is not in conformance with the Contract Documents, take meaningful steps to commence correction of such nonconforming Work, including the correction, removal or replacement of the nonconforming Work and any damage caused to other parts of the Work affected by the nonconforming Work. If Design-Builder fails to commence the necessary steps within such seven (7) day period, Owner, in addition to any other remedies provided under the Contract Documents, may provide Design-Builder with written notice that Owner will commence correction of such nonconforming Work with its own forces. If Owner does perform such corrective Work, Design-Builder shall be responsible for all reasonable costs incurred by Owner in performing such correction. If the nonconforming Work creates an emergency requiring an immediate response, the seven (7) day periods identified herein shall be deemed inapplicable.
2.10.3 The one year period referenced in Section 2.10.1 above applies only to Design-Builder’s obligation to correct nonconforming Work and is not intended to constitute a period of limitations for any other rights or remedies Owner may have regarding Design-Builder’s other obligations under the Contract Documents.
Article 3
Owner’s Services and Responsibilities
3.1 Duty to Cooperate
3.1.1 Owner shall, throughout the performance of the Work, cooperate with Design-Builder and perform its responsibilities, obligations and services in a timely manner to facilitate Design-Builder’s timely and efficient performance of the Work and so as not to delay or interfere with Design-Builder’s performance of its obligations under the Contract Documents.
3.1.2 Owner shall provide timely reviews and approvals of interim design submissions and Construction Documents consistent with the turnaround times set forth in Design-Builder’s schedule.
3.2 Furnishing of Services and Information
3.2.1 Unless expressly stated to the contrary in the Contract Documents, Owner shall provide, at its own cost and expense, for Design-Builder’s information and use the following, all of which Design-Builder is entitled to rely upon in performing the Work:
.1	Surveys describing the property, boundaries, topography and reference points for use during construction, including existing service and utility lines;

.2	Geotechnical studies describing subsurface conditions, and other surveys describing other latent or concealed physical conditions at the Site;

.3	Temporary and permanent easements, zoning and other requirements and encumbrances affecting land use, or necessary to permit the proper design and construction of the Project and enable Design-Builder to perform the Work;

.4	A legal description of the Site;

.5	To the extent available, as-built and record drawings of any existing structures at the Site; and

.6	To the extent available, environmental studies, reports and impact statements describing the environmental conditions, including Hazardous Conditions, in existence at the Site.
3.2.2 Owner is responsible for securing and executing all necessary agreements with adjacent land or property owners that are necessary to enable Design-Builder to perform the Work. Owner is further responsible for all costs, including attorneys’ fees, incurred in securing these necessary agreements.
3.3 Financial Information
3.3.1 At Design-Builder’s request, Owner shall promptly furnish reasonable evidence satisfactory to Design-Builder that Owner has adequate funds available and committed to fulfill all of Owner’s contractual obligations under the Contract Documents. If Owner fails to furnish such financial information in a timely manner, Design-Builder may

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stop Work under Section 11.3 hereof or exercise any other right permitted under the Contract Documents.
3.3.2 Design-Builder shall cooperate with the reasonable requirements of Owner’s lenders or other financial sources. Notwithstanding the preceding sentence, after execution of the Agreement Design-Builder shall have no obligation to execute for Owner or Owner’s lenders or other financial sources any documents or agreements that require Design-Builder to assume obligations or responsibilities greater than those existing obligations Design-Builder has under the Contract Documents.
3.4 Owner’s Representative
3.4.1 Owner’s Representative shall be responsible for providing Owner-supplied information and approvals in a timely manner to permit Design-Builder to fulfill its obligations under the Contract Documents. Owner’s Representative shall also provide Design-Builder with prompt notice if it observes any failure on the part of Design-Builder to fulfill its contractual obligations, including any errors, omissions or defects in the performance of the Work.
3.5 Government Approvals and Permits
3.5.1 Owner shall obtain and pay for all necessary permits, approvals, licenses, government charges and inspection fees set forth in the Owner’s Permit List attached as an exhibit to the Agreement.
3.5.2 Owner shall provide reasonable assistance to Design-Builder in obtaining those permits, approvals and licenses that are Design-Builder’s responsibility.
3.6 Owner’s Separate Contractors
3.6.1 Owner is responsible for all work performed on the Project or at the Site by separate contractors under Owner’s control. Owner shall contractually require its separate contractors to cooperate with, and coordinate their activities so as not to interfere with, Design-Builder in order to enable Design-Builder to timely complete the Work consistent with the Contract Documents.
Article 4
Hazardous Conditions and Differing Site Conditions
4.1 Hazardous Conditions
4.1.1 Unless otherwise expressly provided in the Contract Documents to be part of the Work, Design-Builder is not responsible for any Hazardous Conditions encountered at the Site. Upon encountering any Hazardous Conditions, Design-Builder will stop Work immediately in the affected area and duly notify Owner and, if required by Legal Requirements, all government or quasi-government entities with jurisdiction over the Project or Site.
4.1.2 Upon receiving notice of the presence of suspected Hazardous Conditions, Owner shall take the necessary measures required to ensure that the Hazardous Conditions are remediated or rendered harmless. Such necessary measures shall include Owner retaining qualified independent experts to (i) ascertain whether Hazardous Conditions have actually been encountered, and, if they have been encountered, (ii) prescribe the remedial measures that Owner must take either to remove the Hazardous Conditions or render the Hazardous Conditions harmless.
4.1.3 Design-Builder shall be obligated to resume Work at the affected area of the Project only after Owner’s expert provides it with written certification that (i) the Hazardous Conditions have been removed or rendered harmless and (ii) all necessary approvals have been obtained from all government and quasi-government entities having jurisdiction over the Project or Site.
4.1.4 Design-Builder will be entitled, in accordance with these General Conditions of Contract, to an adjustment in its Contract Price and/or Contract Time(s) to the extent Design-Builder’s cost and/or time of performance have been adversely impacted by the presence of Hazardous Conditions.

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4.1.5 To the fullest extent permitted by law, Owner shall indemnify, defend and hold harmless Design-Builder, Design Consultants, Subcontractors, anyone employed directly or indirectly for any of them, and their officers, directors, employees and agents, from and against any and all claims, losses, damages, liabilities and expenses, including attorneys’ fees and expenses, arising out of or resulting from the presence, removal or remediation of Hazardous Conditions at the Site.
4.1.6 Notwithstanding the preceding provisions of this Section 4.1, Owner is not responsible for Hazardous Conditions introduced to the Site by Design-Builder, Subcontractors or anyone for whose acts they may be liable. Design-Builder shall indemnify, defend and hold harmless Owner and Owner’s officers, directors, employees and agents from and against all claims, losses, damages, liabilities and expenses, including attorneys’ fees and expenses, arising out of or resulting from those Hazardous Conditions introduced to the Site by Design-Builder, Subcontractors or anyone for whose acts they may be liable.
4.2 Differing Site Conditions
4.2.1 Concealed or latent physical conditions or subsurface conditions at the Site that (i) materially differ from the conditions indicated in the Contract Documents or (ii) are of an unusual nature, differing materially from the conditions ordinarily encountered and generally recognized as inherent in the Work are collectively referred to herein as “Differing Site Conditions.” If Design-Builder encounters a Differing Site Condition, Design-Builder will be entitled to an adjustment in the Contract Price and/or Contract Time(s) to the extent Design-Builder’s cost and/or time of performance are adversely impacted by the Differing Site Condition.
4.2.2 Upon encountering a Differing Site Condition, Design-Builder shall provide prompt written notice to Owner of such condition, which notice shall not be later than fourteen (14) days after such condition has been encountered. Design-Builder shall, to the extent reasonably possible, provide such notice before the Differing Site Condition has been substantially disturbed or altered.
Article 5
Insurance and Bonds
5.1 Design-Builder’s Insurance Requirements
5.1.1 Design-Builder is responsible for procuring and maintaining from insurance companies authorized to do business in the state in which the Project is located, and with a minimum rating set forth in the Agreement, the following insurance coverages for certain claims which may arise from or out of the performance of the Work and obligations under the Contract Documents:
.1	Coverage for claims arising under workers’ compensation, disability and other similar employee benefit laws applicable to the Work;

.2	Coverage for claims by Design-Builder’s employees for bodily injury, sickness, disease, or death;

.3	Coverage for claims by any person other than Design-Builder’s employees for bodily injury, sickness, disease, or death;

.4	Coverage for usual personal injury liability claims for damages sustained by a person as a direct or indirect result of Design-Builder’s employment of the person, or sustained by any other person;

.5	Coverage for claims for damages (other than to the Work) because of injury to or destruction of tangible property, including loss of use;

.6	Coverage for claims of damages because of personal injury or death, or property damage resulting from ownership, use and maintenance of any motor vehicle; and

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.7	Coverage for contractual liability claims arising out of Design-Builder’s obligations under Section 7.4.1 hereof.
5.1.2 Design-Builder’s liability insurance required by Section 5.1.1 above shall be written for the coverage amounts set forth in the Agreement and shall include completed operations insurance for the period of time set forth in the Agreement.
5.1.3 Design-Builder’s liability insurance set forth in Sections 5.1.1.1 through 5.1.1.7 above shall specifically delete any design-build or similar exclusions that could compromise coverages because of the design-build delivery of the Project.
5.1.4 To the extent Owner requires Design-Builder or any Design Consultant to provide professional liability insurance for claims arising from the negligent performance of design services by Design-Builder or the Design Consultant, the coverage limits, duration and other specifics of such insurance shall be as set forth in the Agreement. Any professional liability shall specifically delete any design-build or similar exclusions that could compromise coverages because of the design-build delivery of the Project. Such policies shall be provided prior to the commencement of any design services hereunder.
5.1.5 Prior to commencing any construction services hereunder, Design-Builder shall provide Owner with certificates evidencing that (i) all insurance obligations required by the Contract Documents are in full force and in effect and will remain in effect for the duration required by the Contract Documents and (ii) no insurance coverage will be canceled, renewal refused, or materially changed unless at least thirty (30) days prior written notice is given to Owner.
5.2 Owner’s Liability Insurance
5.2.1 Owner shall procure and maintain from insurance companies authorized to do business in the state in which the Project is located such liability insurance to protect Owner from claims which may arise from the performance of Owner’s obligations under the Contract Documents or Owner’s conduct during the course of the Project.
5.3 Owner’s Property Insurance
5.3.1 Unless otherwise provided in the Contract Documents, Owner shall procure and maintain from insurance companies authorized to do business in the state in which the Project is located property insurance upon the entire Project to the full insurable value of the Project, including professional fees, overtime premiums and all other expenses incurred to replace or repair the insured property. The property insurance obtained by Owner shall include as additional insureds the interests of Owner, Design-Builder, Design Consultants, Subcontractors and Sub-Subcontractors, and shall insure against the perils of fire and extended coverage, theft, vandalism, malicious mischief, collapse, flood, earthquake, debris removal and other perils or causes of loss as called for in the Contract Documents. The property insurance shall include physical loss or damage to the Work, including materials and equipment in transit, at the Site or at another location as may be indicated in Design-Builder’s Application for Payment and approved by Owner.
5.3.2 Unless the Contract Documents provide otherwise, Owner shall procure and maintain boiler and machinery insurance that will include the interests of Owner, Design-Builder, Design Consultants, Subcontractors and Sub-Subcontractors.
5.3.3 Prior to Design-Builder commencing any Work, Owner shall provide Design-Builder with certificates evidencing that (i) all Owner’s insurance obligations required by the Contract Documents are in full force and in effect and will remain in effect until Design-Builder has completed all of the Work and has received final payment from Owner and (ii) no insurance coverage will be canceled, renewal refused, or materially changed unless at least thirty (30) days prior written notice is given to Design-Builder. Owner’s property insurance shall not lapse or be canceled if Owner occupies a portion of the Work pursuant to Section 6.6.3 hereof. Owner shall provide Design-Builder with the necessary endorsements from the insurance company prior to occupying a portion of the Work.
5.3.4 Any loss covered under Owner’s property insurance shall be adjusted with Owner and Design-Builder and made payable to both of them as

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trustees for the insureds as their interests may appear, subject to any applicable mortgage clause. All insurance proceeds received as a result of any loss will be placed in a separate account and distributed in accordance with such agreement as the interested parties may reach. Any disagreement concerning the distribution of any proceeds will be resolved in accordance with Article 10 hereof.
5.3.5 Owner and Design-Builder waive against each other and Owner’s separate contractors, Design Consultants, Subcontractors, agents and employees of each and all of them, all damages covered by property insurance provided herein, except such rights as they may have to the proceeds of such insurance. Design-Builder and Owner shall, where appropriate, require similar waivers of subrogation from Owner’s separate contractors, Design Consultants and Subcontractors and shall require each of them to include similar waivers in their contracts.
5.4 Bonds and Other Performance Security
5.4.1 If Owner requires Design-Builder to obtain performance and labor and material payment bonds, or other forms of performance security, the amount, form and other conditions of such security shall be as set forth in the Agreement.
Article 6
Payment
6.1 Schedule of Values
6.1.1 Within ten (10) days of execution of the Agreement, Design-Builder shall submit for Owner’s review and approval a schedule of values for all of the Work. The Schedule of Values will (i) subdivide the Work into its respective parts, (ii) include values for all items comprising the Work and (iii) serve as the basis for monthly progress payments made to Design-Builder throughout the Work.
6.2 Monthly Progress Payments
6.2.1 On or before the date established in the Agreement, Design-Builder shall submit for Owner’s review and approval its Application for Payment requesting payment for all Work performed as of the date of the Application for Payment. The Application for Payment shall be accompanied by all supporting documentation required by the Contract Documents and/or established at the meeting required by Section 2.1.4 hereof.
6.2.2 The Application for Payment may request payment for equipment and materials not yet incorporated into the Project, provided that (i) Owner is satisfied that the equipment and materials are suitably stored at either the Site or another acceptable location, (ii) the equipment and materials are protected by suitable insurance and (iii) upon payment, Owner will receive the equipment and materials free and clear of all liens and encumbrances.
6.2.3 The Application for Payment shall constitute Design-Builder’s representation that the Work has been performed consistent with the Contract Documents, has progressed to the point indicated in the Application for Payment, and that title to all Work will pass to Owner free and clear of all claims, liens, encumbrances, and security interests upon the incorporation of the Work into the Project, or upon Design-Builder’s receipt of payment, whichever occurs earlier.
6.3 Withholding of Payments
6.3.1 On or before the date established in the Agreement, Owner shall pay Design-Builder all amounts properly due. If Owner determines that Design-Builder is not entitled to all or part of an Application for Payment, it will notify Design-Builder in writing at least five (5) days prior to the date payment is due. The notice shall indicate the specific amounts Owner intends to withhold, the reasons and contractual basis for the withholding, and the specific measures Design-Builder must take to rectify Owner’s concerns. Design-Builder and Owner will attempt to resolve Owner’s concerns prior to the date payment is due. If the parties cannot resolve such concerns, Design-Builder may pursue its rights under the Contract Documents, including those under Article 10 hereof.
6.3.2 Notwithstanding anything to the contrary in the Contract Documents, Owner shall pay Design-Builder all undisputed amounts in an Application for Payment within the times required by the Agreement.

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6.4 Right to Stop Work and Interest
6.4.1 If Owner fails to pay Design-Builder any amount that becomes due, Design-Builder, in addition to all other remedies provided in the Contract Documents, may stop Work pursuant to Section 11.3 hereof. All payments due and unpaid shall bear interest at the rate set forth in the Agreement.
6.5 Design-Builder’s Payment Obligations
6.5.1 Design-Builder will pay Design Consultants and Subcontractors, in accordance with its contractual obligations to such parties, all the amounts Design-Builder has received from Owner on account of their work. Design-Builder will impose similar requirements on Design Consultants and Subcontractors to pay those parties with whom they have contracted. Design-Builder will indemnify and defend Owner against any claims for payment and mechanic’s liens as set forth in Section 7.3 hereof.
6.6 Substantial Completion
6.6.1 Design-Builder shall notify Owner when it believes the Work, or to the extent permitted in the Contract Documents, a portion of the Work, is substantially complete. Within five (5) days of Owner’s receipt of Design-Builder’s notice, Owner and Design-Builder will jointly inspect such Work to verify that it is substantially complete in accordance with the requirements of the Contract Documents. If such Work is substantially complete, Owner shall prepare and issue a Certificate of Substantial Completion that will set forth (i) the date of Substantial Completion of the Work or portion thereof, (ii) the remaining items of Work that have to be completed before final payment, (iii) provisions (to the extent not already provided in the Contract Documents) establishing Owner’s and Design-Builder’s responsibility for the Project’s security, maintenance, utilities and insurance pending final payment and (iv) an acknowledgment that warranties commence to run on the date of Substantial Completion, except as may otherwise be noted in the Certificate of Substantial Completion.
6.6.2 Upon Substantial Completion of the entire Work or, if applicable, any portion of the Work, Owner shall release to Design-Builder all retained amounts relating, as applicable, to the entire Work or completed portion of the Work, less an amount equal to the reasonable value of all remaining or incomplete items of Work as noted in the Certificate of Substantial Completion.
6.6.3 Owner, at its option, may use a portion of the Work which has been determined to be substantially complete, provided, however, that (i) a Certificate of Substantial Completion has been issued for the portion of Work addressing the items set forth in Section 6.6.1 above, (ii) Design-Builder and Owner have obtained the consent of their sureties and insurers, and to the extent applicable, the appropriate government authorities having jurisdiction over the Project, and (iii) Owner and Design-Builder agree that Owner’s use or occupancy will not interfere with Design-Builder’s completion of the remaining Work.
6.7 Final Payment
6.7.1 After receipt of a Final Application for Payment from Design-Builder, Owner shall make final payment by the time required in the Agreement, provided that Design-Builder has completed all of the Work in conformance with the Contract Documents.
6.7.2 At the time of submission of its Final Application for Payment, Design-Builder shall provide the following information:
.1	an affidavit that there are no claims, obligations or liens outstanding or unsatisfied for labor, services, material, equipment, taxes or other items performed, furnished or incurred for or in connection with the Work which will in any way affect Owner’s interests;

.2	a general release executed by Design-Builder waiving, upon receipt of final payment by Design-Builder, all claims, except those claims previously made in writing to Owner and remaining unsettled at the time of final payment;

.3	consent of Design-Builder’s surety, if any, to final payment;

.4	all operating manuals, warranties and other deliverables required by the Contract Documents; and

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.5	certificates of insurance confirming that required coverages will remain in effect consistent with the requirements of the Contract Documents.
6.7.3 Upon making final payment, Owner waives all claims against Design-Builder except claims relating to (i) Design-Builder’s failure to satisfy its payment obligations, if such failure affects Owner’s interests, (ii) Design-Builder’s failure to complete the Work consistent with the Contract Documents, including defects appearing after Substantial Completion and (iii) the terms of any special warranties required by the Contract Documents.
Article 7
Indemnification
7.1 Patent and Copyright Infringement
7.1.1 Design-Builder shall defend any action or proceeding brought against Owner based on any claim that the Work, or any part thereof, or the operation or use of the Work or any part thereof, constitutes infringement of any United States patent or copyright, now or hereafter issued. Owner shall give prompt written notice to Design-Builder of any such action or proceeding and will reasonably provide authority, information and assistance in the defense of same. Design-Builder shall indemnify and hold harmless Owner from and against all damages and costs, including but not limited to attorneys’ fees and expenses awarded against Owner or Design-Builder in any such action or proceeding. Design-Builder agrees to keep Owner informed of all developments in the defense of such actions.
7.1.2 If Owner is enjoined from the operation or use of the Work, or any part thereof, as the result of any patent or copyright suit, claim, or proceeding, Design-Builder shall at its sole expense take reasonable steps to procure the right to operate or use the Work. If Design-Builder cannot so procure such right within a reasonable time, Design-Builder shall promptly, at Design-Builder’s option and at Design-Builder’s expense, (i) modify the Work so as to avoid infringement of any such patent or copyright or (ii) replace said Work with Work that does not infringe or violate any such patent or copyright.
7.1.3 Sections 7.1.1 and 7.1.2 above shall not be applicable to any suit, claim or proceeding based on infringement or violation of a patent or copyright (i) relating solely to a particular process or product of a particular manufacturer specified by Owner and not offered or recommended by Design-Builder to Owner or (ii) arising from modifications to the Work by Owner or its agents after acceptance of the Work. If the suit, claim or proceeding is based upon events set forth in the preceding sentence, Owner shall defend, indemnify and hold harmless Design-Builder to the same extent Design-Builder is obligated to defend, indemnify and hold harmless Owner in Section 7.1.1 above.
7.1.4 The obligations set forth in this Section 7.1 shall constitute the sole agreement between the parties relating to liability for infringement of violation of any patent or copyright.
7.2 Tax Claim Indemnification
7.2.1 If, in accordance with Owner’s direction, an exemption for all or part of the Work is claimed for taxes, Owner shall indemnify, defend and hold harmless Design-Builder from and against any liability, penalty, interest, fine, tax assessment, attorneys’ fees or other expenses or costs incurred by Design-Builder as a result of any action taken by Design-Builder in accordance with Owner’s directive.
7.3 Payment Claim Indemnification
7.3.1	Providing that Owner is not in breach of its contractual obligation to make payments to Design-Builder for the Work, Design-Builder shall indemnify, defend and hold harmless Owner from any claims or mechanic’s liens brought against Owner or against the Project as a result of the failure of Design-Builder, or those for whose acts it is responsible, to pay for any services, materials, labor, equipment, taxes or other items or obligations furnished or incurred for or in connection with the Work. Within three (3) days of receiving written notice from Owner that such a claim or mechanic’s lien has been filed, Design-Builder shall commence to take the steps necessary to discharge said claim or lien, including, if necessary, the furnishing of a mechanic’s lien bond. If Design-Builder fails to do so,

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Owner will have the right to discharge the claim or lien and hold Design-Builder liable for costs and expenses incurred, including attorneys’ fees.
7.4 Design-Builder’s General Indemnification
7.4.1 Design-Builder, to the fullest extent permitted by law, shall indemnify, hold harmless and defend Owner, its officers, directors, employees and agents from and against claims, losses, damages, liabilities, including attorneys’ fees and expenses, for bodily injury, sickness or death, and property damage or destruction (other than to the Work itself) to the extent resulting from the negligent acts or omissions of Design-Builder, Design Consultants, Subcontractors, anyone employed directly or indirectly by any of them or anyone for whose acts any of them may be liable.
7.4.2 If an employee of Design-Builder, Design Consultants, Subcontractors, anyone employed directly or indirectly by any of them or anyone for whose acts any of them may be liable has a claim against Owner, its officers, directors, employees, or agents, Design-Builder’s indemnity obligation set forth in Section 7.4.1 above shall not be limited by any limitation on the amount of damages, compensation or benefits payable by or for Design-Builder, Design Consultants, Subcontractors, or other entity under any employee benefit acts, including workers’ compensation or disability acts.
7.5 Owner’s General Indemnification
7.5.1 Owner, to the fullest extent permitted by law, shall indemnify, hold harmless and defend Design-Builder and any of Design-Builder’s officers, directors, employees, or agents from and against claims, losses, damages, liabilities, including attorneys’ fees and expenses, for bodily injury, sickness or death, and property damage or destruction (other than to the Work itself) to the extent resulting from the negligent acts or omissions of Owner, it’s officers, directors, employees, agents, and Owner’s separate contractors or anyone for whose acts any of them may be liable.
Article 8
Time
8.1 Obligation to Achieve the Contract Times
8.1.1 Design-Builder agrees that it will commence performance of the Work and achieve the Contract Time(s) in accordance with Article 5 of the Agreement.
8.2 Delays to the Work
8.2.1 If Design-Builder is delayed in the performance of the Work due to acts, omissions, conditions, events, or circumstances beyond its control and due to no fault of its own or those for whom Design-Builder is responsible, the Contract Time(s) for performance shall be reasonably extended by Change Order. By way of example, events that will entitle Design-Builder to an extension of the Contract Time(s) include acts or omissions of Owner or anyone under Owner’s control (including separate contractors), changes in the Work, Differing Site Conditions, Hazardous Conditions, wars, floods, labor disputes, unusual delay in transportation, epidemics abroad, earthquakes, adverse weather conditions not reasonably anticipated, and other acts of God.
8.2.2 In addition to Design-Builder’s right to a time extension for those events set forth in Section 8.2.1 above, Design-Builder shall also be entitled to an appropriate adjustment of the Contract Price provided, however, that the Contract Price shall not be adjusted for those events set forth in Section 8.2.1 above that are beyond the control of both Design-Builder and Owner, including the events of war, floods, labor disputes, earthquakes, epidemics, adverse weather conditions not reasonably anticipated, and other acts of God.
Article 9
Changes to the Contract Price and Time
9.1 Change Orders
9.1.1 A Change Order is a written instrument issued after execution of the Agreement signed by Owner and Design-Builder, stating their agreement upon all of the following:
.1	The scope of the change in the Work;

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.2	The amount of the adjustment to the Contract Price; and

.3	The extent of the adjustment to the Contract Time(s).
9.1.2 All changes in the Work authorized by applicable Change Order shall be performed under the applicable conditions of the Contract Documents. Owner and Design-Builder shall negotiate in good faith and as expeditiously as possible the appropriate adjustments for such changes.
9.1.3 If Owner requests a proposal for a change in the Work from Design-Builder and subsequently elects not to proceed with the change, a Change Order shall be issued to reimburse Design-Builder for reasonable costs incurred for estimating services, design services and services involved in the preparation of proposed revisions to the Contract Documents.
9.2 Work Change Directives
9.2.1 A Work Change Directive is a written order prepared and signed by Owner, directing a change in the Work prior to agreement on an adjustment in the Contract Price and/or the Contract Time(s).
9.2.2 Owner and Design-Builder shall negotiate in good faith and as expeditiously as possible the appropriate adjustments for the Work Change Directive. Upon reaching an agreement, the parties shall prepare and execute an appropriate Change Order reflecting the terms of the agreement.
9.3 Minor Changes in the Work
9.3.1 Minor changes in the Work do not involve an adjustment in the Contract Price and/or Contract Time(s) and do not materially and adversely affect the Work, including the design, quality, performance and workmanship required by the Contract Documents. Design-Builder may make minor changes in the Work consistent with the intent of the Contract Documents, provided, however that Design-Builder shall promptly inform Owner, in writing, of any such changes and record such changes on the documents maintained by Design-Builder.
9.4 Contract Price Adjustments
9.4.1 The increase or decrease in Contract Price resulting from a change in the Work shall be determined by one or more of the following methods:
.1	Unit prices set forth in the Agreement or as subsequently agreed to between the parties;

.2	A mutually accepted, lump sum, properly itemized and supported by sufficient substantiating data to permit evaluation by Owner;

.3	Costs, fees and any other markups set forth in the Agreement; and

.4	If an increase or decrease cannot be agreed to as set forth in items .1 through .3 above and Owner issues a Work Change Directive, the cost of the change of the Work shall be determined by the reasonable expense and savings in the performance of the Work resulting from the change, including a reasonable overhead and profit, as may be set forth in the Agreement. If the net result of both additions and deletions to the Work is an increase in the Contract Price, overhead and profit shall be calculated on the basis of the net increase to the Contract Price. If the net result of both additions and deletions to the Work is a decrease in the Contract Price, there shall be no overhead or profit adjustment to the Contract Price. Design-Builder shall maintain a documented, itemized accounting evidencing the expenses and savings associated with such changes.
9.4.2 If unit prices are set forth in the Contract Documents or are subsequently agreed to by the parties, but application of such unit prices will cause substantial inequity to Owner or Design-Builder because of differences in the character or quantity of such unit items as originally contemplated, such unit prices shall be equitably adjusted.
9.4.3 If Owner and Design-Builder disagree upon whether Design-Builder is entitled to be paid for any

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services required by Owner, or if there are any other disagreements over the scope of Work or proposed changes to the Work, Owner and Design-Builder shall resolve the disagreement pursuant to Article 10 hereof. As part of the negotiation process, Design-Builder shall furnish Owner with a good faith estimate of the costs to perform the disputed services in accordance with Owner’s interpretations. If the parties are unable to agree and Owner expects Design-Builder to perform the services in accordance with Owner’s interpretations, Design-Builder shall proceed to perform the disputed services, conditioned upon Owner issuing a written order to Design-Builder (i) directing Design-Builder to proceed and (ii) specifying Owner’s interpretation of the services that are to be performed. If this occurs, Design-Builder shall be entitled to submit in its Applications for Payment an amount equal to fifty percent (50%) of its reasonable estimated direct cost to perform the services, and Owner agrees to pay such amounts, with the express understanding that (i) such payment by Owner does not prejudice Owner’s right to argue that it has no responsibility to pay for such services and (ii) receipt of such payment by Design-Builder does not prejudice Design-Builder’s right to seek full payment of the disputed services if Owner’s order is deemed to be a change to the Work.
9.5 Emergencies
9.5.1 In any emergency affecting the safety of persons and/or property, Design-Builder shall act, at its discretion, to prevent threatened damage, injury or loss. Any change in the Contract Price and/or Contract Time(s) on account of emergency work shall be determined as provided in this Article 9.
Article 10
Contract Adjustments and Disputes
10.1 Requests for Contract Adjustments and Relief
10.1.1 If either Design-Builder or Owner believes that it is entitled to relief against the other for any event arising out of or related to the Work or Project, such party shall provide written notice to the other party of the basis for its claim for relief. Such notice shall, if possible, be made prior to incurring any cost or expense and in accordance with any specific notice requirements contained in applicable sections of these General Conditions of Contract. In the absence of any specific notice requirement, written notice shall be given within a reasonable time, not to exceed twenty-one (21) days, after the occurrence giving rise to the claim for relief or after the claiming party reasonably should have recognized the event or condition giving rise to the request, whichever is later. Such notice shall include sufficient information to advise the other party of the circumstances giving rise to the claim for relief, the specific contractual adjustment or relief requested and the basis of such request.
10.2 Dispute Avoidance and Resolution
10.2.1 The parties are fully committed to working with each other throughout the Project and agree to communicate regularly with each other at all times so as to avoid or minimize disputes or disagreements. If disputes or disagreements do arise, Design-Builder and Owner each commit to resolving such disputes or disagreements in an amicable, professional and expeditious manner so as to avoid unnecessary losses, delays and disruptions to the Work.
10.2.2 Design-Builder and Owner will first attempt to resolve disputes or disagreements at the field level through discussions between Design-Builder’s Representative and Owner’s Representative.
10.2.3 If a dispute or disagreement cannot be resolved through Design-Builder’s Representative and Owner’s Representative, Design-Builder’s Senior Representative and Owner’s Senior Representative, upon the request of either party, shall meet as soon as conveniently possible, but in no case later than thirty (30) days after such a request is made, to attempt to resolve such dispute or disagreement. Prior to any meetings between the Senior Representatives, the parties will exchange relevant information that will assist the parties in resolving their dispute or disagreement.
10.2.4 If after meeting the Senior Representatives determine that the dispute or disagreement cannot be resolved on terms satisfactory to both parties, the parties shall submit the dispute or disagreement to non-binding mediation. The mediation shall be conducted by a mutually agreeable impartial mediator, or if the parties cannot so agree, a mediator designated by the American Arbitration Association (“AAA”) pursuant to its Construction

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Industry Mediation Rules. The mediation will be governed by and conducted pursuant to a mediation agreement negotiated by the parties or, if the parties cannot so agree, by procedures established by the mediator.
10.3 Arbitration
10.3.1 Any claims, disputes or controversies between the parties arising out of or relating to the Agreement, or the breach thereof, which have not been resolved in accordance with the procedures set forth in Section 10.2 above shall be decided by arbitration in accordance with the Construction Industry Arbitration Rules of the AAA then in effect, unless the parties mutually agree otherwise.
10.3.2 The award of the arbitrator(s) shall be final and binding upon the parties without the right of appeal to the courts. Judgment may be entered upon it in accordance with applicable law by any court having jurisdiction thereof.
10.3.3 Design-Builder and Owner expressly agree that any arbitration pursuant to this Section 10.3 may be joined or consolidated with any arbitration involving any other person or entity (i) necessary to resolve the claim, dispute or controversy, or (ii) substantially involved in or affected by such claim, dispute or controversy. Both Design-Builder and Owner will include appropriate provisions in all contracts they execute with other parties in connection with the Project to require such joinder or consolidation.
10.3.4 The prevailing party in any arbitration, or any other final, binding dispute proceeding upon which the parties may agree, shall be entitled to recover from the other party reasonable attorneys’ fees and expenses incurred by the prevailing party.
10.4 Duty to Continue Performance
10.4.1 Unless provided to the contrary in the Contract Documents, Design-Builder shall continue to perform the Work and Owner shall continue to satisfy its payment obligations to Design-Builder, pending the final resolution of any dispute or disagreement between Design-Builder and Owner.
10.5 CONSEQUENTIAL DAMAGES
10.5.1 NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY (EXCEPT AS SET FORTH IN SECTION 10.5.2 BELOW), NEITHER DESIGN-BUILDER NOR OWNER SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL LOSSES OR DAMAGES, WHETHER ARISING IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO LOSSES OF USE, PROFITS, BUSINESS, REPUTATION OR FINANCING.
10.5.2 The consequential damages limitation set forth in Section 10.5.1 above is not intended to affect the payment of liquidated damages, if any, set forth in Article 5 of the Agreement, which both parties recognize has been established, in part, to reimburse Owner for some damages that might otherwise be deemed to be consequential.
Article 11
Stop Work and Termination for Cause
11.1 Owner’s Right to Stop Work
11.1.1 Owner may, without cause and for its convenience, order Design-Builder in writing to stop and suspend the Work. Such suspension shall not exceed sixty (60) consecutive days or aggregate more than ninety (90) days during the duration of the Project.
11.1.2 Design-Builder is entitled to seek an adjustment of the Contract Price and/or Contract Time(s) if its cost or time to perform the Work has been adversely impacted by any suspension of stoppage of work by Owner.
11.2 Owner’s Right to Perform and Terminate for Cause
11.2.1 If Design-Builder persistently fails to (i) provide a sufficient number of skilled workers, (ii) supply the materials required by the Contract Documents, (iii) comply with applicable Legal Requirements, (iv) timely pay, without cause, Design Consultants or Subcontractors, (v) prosecute the Work with promptness and diligence to ensure that the Work is completed by the Contract Time(s), as such times may be adjusted, or (vi) perform material obligations under the Contract Documents, then Owner, in addition to any other rights and

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remedies provided in the Contract Documents or by law, shall have the rights set forth in Sections 11.2.2 and 11.2.3 below.
11.2.2 Upon the occurrence of an event set forth in Section 11.2.1 above, Owner may provide written notice to Design-Builder that it intends to terminate the Agreement unless the problem cited is cured, or commenced to be cured, within seven (7) days of Design-Builder’s receipt of such notice. If Design-Builder fails to cure, or reasonably commence to cure, such problem, then Owner may give a second written notice to Design-Builder of its intent to terminate within an additional seven (7) day period. If Design-Builder, within such second seven (7) day period, fails to cure, or reasonably commence to cure, such problem, then Owner may declare the Agreement terminated for default by providing written notice to Design-Builder of such declaration.
11.2.3 Upon declaring the Agreement terminated pursuant to Section 11.2.2 above, Owner may enter upon the premises and take possession, for the purpose of completing the Work, of all materials, equipment, scaffolds, tools, appliances and other items thereon, which have been purchased or provided for the performance of the Work, all of which Design-Builder hereby transfers, assigns and sets over to Owner for such purpose, and to employ any person or persons to complete the Work and provide all of the required labor, services, materials, equipment and other items. In the event of such termination, Design-Builder shall not be entitled to receive any further payments under the Contract Documents until the Work shall be finally completed in accordance with the Contract Documents. At such time, if the unpaid balance of the Contract Price exceeds the cost and expense incurred by Owner in completing the Work, such excess shall be paid by Owner to Design-Builder. Notwithstanding the preceding sentence, if the Agreement establishes a Guaranteed Maximum Price, Design-Builder will only be entitled to be paid for Work performed prior to its default. If Owner’s cost and expense of completing the Work exceeds the unpaid balance of the Contract Price, then Design-Builder shall be obligated to pay the difference to Owner. Such costs and expense shall include not only the cost of completing the Work, but also losses, damages, costs and expense, including attorneys’ fees and expenses, incurred by Owner in connection with the reprocurement and defense of claims arising from Design-Builder’s default, subject to the waiver of consequential damages set forth in Section 10.5 hereof.
11.2.4 If Owner improperly terminates the Agreement for cause, the termination for cause will be converted to a termination for convenience in accordance with the provisions of Article 8 of the Agreement.
11.3 Design-Builder’s Right to Stop Work
11.3.1 Design-Builder may, in addition to any other rights afforded under the Contract Documents or at law, stop work for the following reasons:
.1	Owner’s failure to provide financial assurances as required under Section 3.3 hereof; or

.2	Owner’s failure to pay amounts properly due under Design-Builder’s Application for Payment.
11.3.2 Should any of the events set forth in Section 11.3.1 above occur, Design-Builder has the right to provide Owner with written notice that Design-Builder will stop work unless said event is cured within seven (7) days from Owner’s receipt of Design-Builder’s notice. If Owner does not cure the problem within such seven (7) day period, Design-Builder may stop work. In such case, Design-Builder shall be entitled to make a claim for adjustment to the Contract Price and Contract Time(s) to the extent it has been adversely impacted by such stoppage.
11.4 Design-Builder’s Right to Terminate for Cause
11.4.1 Design-Builder, in addition to any other rights and remedies provided in the Contract Documents or by law, may terminate the Agreement for cause for the following reasons:
.1	The Work has been stopped for sixty (60) consecutive days, or more than ninety (90) days during the duration of the Project, because of court order, any government authority having jurisdiction over the Work, or orders by Owner under Section 11.1.1 hereof, provided that such stoppages are not due to the acts or omissions of Design-

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Builder or anyone for whose acts Design-Builder may be responsible.

.2	Owner’s failure to provide Design-Builder with any information, permits or approvals that are Owner’s responsibility under the Contract Documents which result in the Work being stopped for sixty (60) consecutive days, or more than ninety (90) days during the duration of the Project, even though Owner has not ordered Design- Builder in writing to stop and suspend the Work pursuant to Section 11.1.1 hereof.

.3	Owner’s failure to cure the problems set forth in Section 11.3.1 above after Design-Builder has stopped the Work.
11.4.2 Upon the occurrence of an event set forth in Section 11.4.1 above, Design-Builder may provide written notice to Owner that it intends to terminate the Agreement unless the problem cited is cured, or commenced to be cured, within seven (7) days of Owner’s receipt of such notice. If Owner fails to cure, or reasonably commence to cure, such problem, then Design-Builder may give a second written notice to Owner of its intent to terminate within an additional seven (7) day period. If Owner, within such second seven (7) day period, fails to cure, or reasonably commence to cure, such problem, then Design-Builder may declare the Agreement terminated for default by providing written notice to Owner of such declaration. In such case, Design-Builder shall be entitled to recover in the same manner as if Owner had terminated the Agreement for its convenience under Article 8 of the Agreement.
11.5 Bankruptcy of Owner or Design-Builder
11.5.1 If either Owner or Design-Builder institutes or has instituted against it a case under the United States Bankruptcy Code (such party being referred to as the “Bankrupt Party”), such event may impair or frustrate the Bankrupt Party’s ability to perform its obligations under the Contract Documents. Accordingly, should such event occur:
.1	The Bankrupt Party, its trustee or other successor, shall furnish, upon request of the non-Bankrupt Party, adequate assurance of the ability of the Bankrupt Party to perform all future material obligations under the Contract Documents, which assurances shall be provided within ten (10) days after receiving notice of the request; and

.2	The Bankrupt Party shall file an appropriate action within the bankruptcy court to seek assumption or rejection of the Agreement within sixty (60) days of the institution of the bankruptcy filing and shall diligently prosecute such action.
If the Bankrupt Party fails to comply with its foregoing obligations, the non-Bankrupt Party shall be entitled to request the bankruptcy court to reject the Agreement, declare the Agreement terminated and pursue any other recourse available to the non-Bankrupt Party under this Article 11.
11.5.2 The rights and remedies under Section 11.5.1 above shall not be deemed to limit the ability of the non-Bankrupt Party to seek any other rights and remedies provided by the Contract Documents or by law, including its ability to seek relief from any automatic stays under the United States Bankruptcy Code or the right of Design-Builder to stop Work under any applicable provision of these General Conditions of Contract.
Article 12
Miscellaneous
12.1 Assignment
12.1.1 Neither Design-Builder nor Owner shall, without the written consent of the other assign, transfer or sublet any portion or part of the Work or the obligations required by the Contract Documents.
12.2 Successorship
12.2.1 Design-Builder and Owner intend that the provisions of the Contract Documents are binding upon the parties, their employees, agents, heirs, successors and assigns.
12.3 Governing Law

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12.3.1 The Agreement and all Contract Documents shall be governed by the laws of the place of the Project, without giving effect to its conflict of law principles.
12.4 Severability
12.4.1 If any provision or any part of a provision of the Contract Documents shall be finally determined to be superseded, invalid, illegal, or otherwise unenforceable pursuant to any applicable Legal Requirements, such determination shall not impair or otherwise affect the validity, legality, or enforceability of the remaining provision or parts of the provision of the Contract Documents, which shall remain in full force and effect as if the unenforceable provision or part were deleted.
12.5 No Waiver
12.5.1 The failure of either Design-Builder or Owner to insist, in any one or more instances, on the performance of any of the obligations required by the other under the Contract Documents shall not be construed as a waiver or relinquishment of such obligation or right with respect to future performance.
12.6 Headings
12.6.1 The headings used in these General Conditions of Contract, or any other Contract Document, are for ease of reference only and shall not in any way be construed to limit or alter the meaning of any provision.
12.7 Notice
12.7.1 Whenever the Contract Documents require that notice be provided to the other party, notice will be deemed to have been validly given (i) if delivered in person to the individual intended to receive such notice, (ii) four (4) days after being sent by registered or certified mail, postage prepaid to the address indicated in the Agreement or (iii) if transmitted by facsimile, by the time stated in a machine generated confirmation that notice was received at the facsimile number of the intended recipient.
12.8 Amendments
12.8.1 The Contract Documents may not be changed, altered, or amended in any way except in writing signed by a duly authorized representative of each party.

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Design Build Contract
US Bio Albert City, LLC
August 26, 2005
SUPPLEMENTARY CONDITIONS
These Supplementary Conditions amend or supplement the Standard Form of General Conditions of Contract between Owner and Design-Builder (DBIA Document No. 535, 1998 Edition) and other provisions of the Contract Documents as indicated below. All provisions, which are not so amended or supplemented, remain in full force and effect.
SC – 1.2 Basic Definitions
The terms used in these Supplementary Conditions which are defined in the Standard Form of General Conditions of Contract between Owner and Design-Builder (DBIA Document No. 535, 1998 Edition) have the meanings assigned to them in the General Conditions.
SC – 1.2.1 Agreement
Delete Section 1.2.1 of the General Conditions in its entirety and insert the following in its place:
Agreement refers to the executed Standard Form of Agreement between Owner and Design-Builder – Lump Sum (DBIA Document No. 525, 1998 Edition).
SC – 1.2.11 Substantial Completion
Amend Section 1.2.11 of the General Conditions by striking out the following words: or an agreed upon portion of the Work.
Add the following language at the end of Section 1.2.11 of the General Conditions. Substantial Completion shall be attained at the point in time when the Facility is ready to begin operation for its intended use (ethanol production).
As so amended, Section 1.2.11 reads as follows:
Substantial Completion is the date on which the Work is sufficiently complete so that Owner can occupy and use the Project for its intended purposes. Substantial Completion shall be attained at the point in time when the Facility is ready to begin operation for its intended use (ethanol production).
SC – 2.1.2
Delete Section 2.1.2 of the General Conditions in its entirety and insert the following in its place:
Design-Builder shall maintain a current, complete set of drawings and specifications at the Work site. Owner may review such drawings and specifications, and Owner may be allowed, upon Design-Builder’s approval, to make copies of drawings and specifications available at the Work site that are applicable to Owner. Design-Builder shall provide Owner with regular communication regarding the progress and any revisions to the drawings and specifications of the Work, including whether (i) the Work is proceeding according to schedule, (ii) discrepancies, conflicts, or ambiguities exist in the Contract Documents that require resolution, (iii) health and safety issues exist in connection with the Work, and (iv) other items require resolution so as not to jeopardize Design-Builder’s ability to complete the Work for the Contract Price and within the Contract Time(s).
SC – 2.1.3
Delete Section 2.1.3 of the General Conditions in its entirety and insert the following in its place:
Design-Builder shall prepare and submit a schedule for the execution of the Work to Owner. The schedule shall indicate the dates for the start and completion of the various stages of Work, including the dates when Owner’s obligations are required to be complete to enable Design-Builder to achieve the Contract Time(s). The schedule shall be revised as required by conditions and progress of the Work but such revisions

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SUPPLEMENTARY CONDITIONS
shall not relieve Design-Builder of its obligations to complete the Work within the Contract Time(s), unless such revisions to the schedule are the result of any direct or indirect delay in the completion of Owner’s obligations. Then Design-Builder shall be relieved of its obligations to complete the Work within the Contract Time(s), and the Contract Time(s) for completion of the Work shall be extended accordingly without penalty to Design-Builder.
SC – 2.1.4
Delete Section 2.1.4 of the General Conditions in its entirety and insert the following in its place:
The parties will meet at a mutually agreeable time after execution of the Agreement to discuss issues affecting the administration of the Work and to implement the necessary procedures, including those relating to submittals and payment, to facilitate the ability of the parties to perform their obligations under the Contract Documents.
SC – 2.3.1
Amend the second sentence of Section 2.3.1 of the General Conditions by striking out the words: Performance Standard Requirements; and inserting the following: Exhibit A: Performance Guarantee Criteria; and as so amended, Section 2.3.1 reads as follows:
The standard of care for all design professional services performed to execute the Work shall be the care and skill ordinarily used by members of the design profession practicing under similar conditions at the same time and locality of the Project. Notwithstanding the preceding sentence, if the parties agree upon specific performance standards for any aspect of the Work, which standards are to be set forth in an exhibit to the Agreement entitled “Exhibit A: Performance Guarantee Criteria,” the design professional services shall be performed to achieve such standards.
SC – 2.4.1
Delete Section 2.4.1 of the General Conditions in its entirety and insert the following in its place:
Reserved.
SC – 2.4.2
Delete Section 2.4.2 of the General Conditions in its entirety and insert the following in its place:
Reserved.
SC – 2.4.3
Delete Section 2.4.3 of the General Conditions in its entirety and insert the following in its place:
Reserved.
SC – 2.6.1
Amend Section 2.6.1 of the General Conditions by striking out the words: an Owner’s Permit List; and inserting the following: Exhibit C: Owner’s Responsibilities; and as so amended, Section 2.6.1 reads as follows:
Except as identified in Exhibit C: Owner’s Responsibilities List attached as an exhibit to the Agreement, Design-Builder shall obtain and pay for all necessary permits, approvals, licenses, government charges and inspection fees required for the prosecution of the Work by any government or quasi-government entity having jurisdiction over the Project.
SC – 3.5.1
Amend Section 3.5.1 of the General Conditions by striking out the words: the

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US Bio Albert City, LLC
August 26, 2005
SUPPLEMENTARY CONDITIONS
Owner’s Permit List; and inserting the following: Exhibit C: Owner’s Responsibilities; and as so amended, Section 3.5.1 reads as follows:
Owner shall obtain and pay for all necessary permits, approvals, licenses, government charges and inspection fees set forth in Exhibit C: Owner’s Responsibilities attached as an exhibit to the Agreement.
SC – 6.4.1
Amend the first sentence of Section 6.4.1 of the General Conditions by inserting the phrase: in accordance with Section 6.3 above; and as so amended, Section 6.4.1 reads as follows:
If Owner fails to pay Design-Builder any amount that becomes due, in accordance with Section 6.3 above, Design-Builder, in addition to all other remedies provided in the Contract Documents, may stop Work pursuant to Section 11.3 hereof. All payments due and unpaid shall bear interest at the rate set forth in the Agreement.
SC – 11.3.2
Delete Section 11.3.2 of the General Conditions in its entirety and insert the following in its place:
Should any of the events set forth in Section 11.3.1 above occur, Design-Builder has the right to provide Owner with written notice that Design-Builder will stop work unless said event is cured within seven (7) days from Owner’s receipt of Design-Builder’s notice. If Owner fails to cure, or reasonably commence to cure, such problem, then Design-Builder may give a second written notice to Owner of its intent to stop work within an additional seven (7) day period. If Owner, within such second seven (7) day period, fails to cure, or reasonably commence to cure, such problem, then Design-Builder may stop work. In such case, Design-Builder shall be entitled to make a claim for adjustment to the Contract Price and Contract Time(s) to the extent it has been adversely impacted by such stoppage.
SC – 10.5.1
Amend Section 10.5.1 of the General Conditions by inserting the phrase “except Design-Builder does not waive any such damages resulting from or arising out of any breach of Owner’s duties and obligations under the limited license granted by Design-Builder to Owner pursuant to Article 4 of the Lump Sum Agreement”; and as so amended, Section 10.5.1 reads as follows:
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY (EXCEPT AS SET FORTH IN SECTION 10.5.2 BELOW), NEITHER DESIGN-BUILDER NOR OWNER SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL LOSSES OR DAMAGES, WHETHER ARISING IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO LOSSES OF USE, PROFITS, BUSINESS, REPUTATION OR FINANCING, EXCEPT DESIGN-BUILDER DOES NOT WAIVE ANY SUCH DAMAGES RESULTING FROM OR ARISING OUT OF ANY BREACH OF OWNER’S DUTIES AND OBLIGATIONS UNDER THE LIMITED LICENSE GRANTED BY DESIGN-BUILDER TO OWNER PURSUANT TO ARTICLE 4 OF THE LUMP SUM AGREEMENT.

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